UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:		☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
		☒	Definitive Proxy Statement
		☐	Definitive Additional Materials
		☐	Soliciting Material Pursuant to § 240.14a-12

CENTURY ALUMINUM COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
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☐	Fee paid previously with preliminary materials.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2011

___________

To the Stockholders of Century Aluminum Company:

    We cordially invite you to attend our 2011 Annual Meeting of Stockholders.  The meeting this year will be held on June 7, 2011, at 8:30 a.m., local time, at the Hyatt Regency Monterey Hotel, One Old Golf Course Road, Monterey, California. At the meeting, we will:

1.	Elect three Class III directors, each for a term of three years, to our Board;
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
3.	Hold an advisory vote on executive compensation;
4.	Hold an advisory vote on the frequency of the advisory vote on executive compensation; and
5.	Transact any other business that may properly come before the meeting or at any adjournments or postponements of the meeting.

    You may vote at the meeting if you owned our common stock at the close of business on April 11, 2011.  Please note, there are three ways that you can vote before the meeting — by telephone, by the Internet or by mailing the proxy card.

By Order of the Board of Directors,

William J. Leatherberry
Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Monterey, California
April 25, 2011

YOUR VOTE IS IMPORTANT
If you do not plan to attend the 2011 Annual Meeting, or if you do plan to attend but wish to vote by proxy, please follow the instructions in the Notice of Internet Availability of Proxy Materials to vote by the Internet or to request a paper copy of the proxy materials and a proxy card.  You may also vote by telephone.

Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, California 93940
___________

PROXY STATEMENT
___________

ANNUAL MEETING OF STOCKHOLDERS
June 7, 2011

Our Board of Directors is soliciting proxies for the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) of Century Aluminum Company (“Century” or the “Company”).  This proxy statement contains information about the items you will vote on at the Annual Meeting.  Further information and instructions on how to vote online, or in the alternative, request a paper copy of these proxy materials and a proxy card, will be as set forth in the Notice of Internet Availability of Proxy Materials (“Notice”) as described below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2011

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rules that permits companies to furnish proxy materials to stockholders over the Internet. On or about April 25, 2011, we will begin mailing the Notice.  The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of the 2011 Annual Meeting. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained on the Notice. Your vote is important no matter the extent of your holdings.

QUESTIONS AND ANSWERS

Q.     When and where is the Annual Meeting of Stockholders being held?

A.      The 2011 Annual Meeting is being held on June 7, 2011, at 8:30 a.m. local time, at the Hyatt Regency Monterey Hotel, One Old Golf Course Road, Monterey, California.

Q.      Who is entitled to vote and how many votes do I have?

A.      You may vote at the 2011 Annual Meeting if you owned shares of our common stock at the close of business on April 11, 2011.  Each stockholder is entitled to one vote for each share of common stock held.

Q.      How many shares are available to vote in the Annual Meeting?

A.      On April 11, 2011, the record date for the 2011 Annual Meeting, there were 93,094,226 shares of Century common stock outstanding.

Q.      What constitutes a quorum for the meeting?

A.      The holders of a majority of the outstanding shares of Century’s common stock will constitute a quorum for the transaction of business at the 2011 Annual Meeting.  Only shares of Century common stock that are present at the Annual Meeting, either in person or represented by proxy (including shares that the holder abstains from voting or does not vote with respect to one or more of the matters present for stockholder approval), will be counted for purposes of determining whether a quorum exists at the meeting.

 Q.      How do I vote?

A.        There are four ways that you can vote your shares:

Internet.  The website for voting is http://www.ProxyVote.com.  To vote on the Internet, please follow the instruction provided in the Notice and have the Notice available when accessing the Internet.  The voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Monday, June 6, 2011.

Telephone.  If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903.  This is a toll-free number available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Monday, June 6, 2011.  Please have your Notice available and follow the voice prompts to vote your shares.

Mail.  To vote by mail, please follow the instructions on your Notice to request a paper copy of the proxy card and proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope provided with the proxy materials.  If you mail your proxy card, we must receive it before 10:00 a.m. Eastern Time on Monday, June 6, 2011.

In Person.  If you are the stockholder of record, you may vote by attending the 2011 Annual Meeting on Tuesday, June 7, 2011 at 8:30 a.m. local time, at the Hyatt Regency Monterey Hotel, One Old Golf Course Road, Monterey, California.  If your shares are held in “street name,” please include with your request a copy of the legal proxy from your bank, broker or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.  Please contact your bank or broker for information on obtaining a legal proxy if your shares are held in “street name.”

If you plan to attend the meeting, you will need an admission ticket.  To obtain an admission ticket, please write to:  Century Aluminum Company, 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940, Attention:  Admission Ticket or email admissionticket@centuryca.com.

Q.       What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.       Most of our stockholders hold their shares through a stock broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered the stockholder of record of those shares.  As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2011 Annual Meeting.

Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”  The Notice is being forwarded to you by your broker or nominee, who is considered to be the stockholder of record for those shares.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote.  Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.  As a beneficial holder, you are invited to attend the 2011 Annual Meeting; however, because you are not the stockholder of record, you may not vote these shares in person at the 2011 Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q.       How do I vote my shares that are held in a Century 401(k) plan?

A.      If you participate in one of Century’s 401(k) plans, you must provide the trustee of the 401(k) plan with your voting instructions in advance of the meeting.  You may do this by returning your voting instructions by mail, or submitting them by telephone or the Internet.  You cannot vote shares held in a Century 401(k) plan in person at the 2011 Annual Meeting; only the plan trustee can directly vote your shares.  The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted.  To allow sufficient time for voting by the trustee, your voting instructions must be received before June 3, 2011.

Q.       May I change my vote?

A.       Yes.  If you are the stockholder of record, you may revoke a proxy or change your voting instructions by:

•	delivering a written notice of revocation or later-dated proxy to our Secretary at or before the taking of the vote at the 2011 Annual Meeting;
•	changing your vote instructions via the Internet up to 11:59 p.m. Eastern Time on June 6, 2011 (the day before the 2011 Annual Meeting); or
•	changing your vote instructions via the telephone up to 11:59 p.m. Eastern Time on June 6, 2011.
•	voting in person at the 2011 Annual Meeting.

If you hold your shares in one of Century’s 401(k) plans, notify the plan trustee in writing prior to June 3, 2011, that your voting instructions are revoked or should be changed.

If your shares are held in “street name,” you must follow the specific instructions provided to you to change or revoke any instructions that you may have already provided to your bank, broker or other nominee.

Q.       What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A.        Directors are elected by a plurality of votes, which means that the three nominees that receive the highest number of votes will be elected as directors, even if a nominee does not receive a majority of the votes cast.  Proposals No. 2 (ratification of auditors) and No. 3 (advisory vote on executive compensation) require the affirmative vote of a majority of the votes cast.  With respect to Proposal No. 4 (the advisory vote on the frequency of future advisory votes on executive compensation), you may vote for every one year, two years, three years, or abstain.  The alternative receiving the greatest number of votes—one year, every two years or every three years—will be the frequency that stockholders approve.

Your shares will be voted in accordance with your instructions.  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining a quorum for a matter, but will not be counted as a vote in favor of such matter.  Accordingly, an abstention from voting on a matter will not be counted for the purposes of electing directors and will have the same effect as a vote against other matters.

Q.       Why is it important that I instruct my broker how to vote?

A.        Under SEC and New York Stock Exchange rules, if you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.”  Of the proposals included in this proxy statement, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 is considered to be “routine”.  The other proposals, including the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are considered to be a “non-routine” matter.  Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors.  Therefore, it is important that you provide voting instructions to your broker.

Q.       What is “householding”?

A.        In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice or, if paper copies are requested, only one Proxy Statement, Annual Report and Form 10-K are delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. If a stockholder sharing an address wishes to receive a separate Notice or copy of the proxy materials, he or she may so request by contacting Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a stockholder’s request, and such stockholder will receive separate materials in the future.  Any stockholder currently sharing an address with another stockholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future by contacting Broadridge Householding Department at the number or address shown above.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

    Our Board of Directors is divided into three classes: Class I, Class II and Class III.  Directors in each class are generally elected to serve for three-year terms.  Three Class III Directors will be elected at the 2011 Annual Meeting to serve a three-year term that will expire at the 2014 Annual Meeting.

    The persons named as proxies intend to vote for the election of each of the nominees listed below unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.  If any nominee declines or is unable to serve, the persons named as proxies will use their best judgment in voting for any available nominee.  Each of the nominees named below has indicated their willingness to serve if elected and the Board of Directors has no reason to believe that any of the nominees will not be available to serve.

    Each of the nominees was designated for nomination to our Board of Directors by Glencore International AG (“Glencore”), our largest shareholder, in accordance with a support agreement, dated April 5, 2011, between Glencore and the Company (the “2011 Support Agreement”).  For further description of the 2011 Support Agreement, see “Corporate Governance and other Board Matters – Evaluation of Director Nominees.”  In addition to meeting the minimum qualifications set out by the Board of Directors, each of the nominees and our existing directors brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas, including board service, corporate governance, compensation, executive management, finance, mining, operations, manufacturing, marketing, government, law, international business and health, safety, environmental and social responsibility.

    Set forth below is background information (as of April 22, 2011), including the qualifications, attributes or skills that led the Board of Directors to conclude that such person should be nominated to serve as a member of the Board of Directors, for each of the nominees for election as well as the standing members of our Board whose terms expire in 2012 and 2013.  Each of the nominees would be a new director of Century.

Class III Director Nominees to Serve a Term Expiring in 2014

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
Steven Blumgart	37

Co-Director of the Aluminum and Alumina Department of Glencore International AG since January 2006.  Director of various Glencore-controlled entities.

Mr. Blumgart was designated for nomination to our Board of Directors by Glencore in accordance with the 2011 Support Agreement.  For further description of the 2011 Support Agreement see “Corporate Governance and other Board Matters – Evaluation of Director Nominees.”  Mr. Blumgart has extensive experience in all stages of aluminum production from alumina production to aluminum refining, production and marketing by virtue of his experience as Co-Director of Glencore’s Alumina and Aluminum Department.  In addition, as a South African citizen and a resident of Switzerland, Mr. Blumgart would provide international perspective and diversity to the Board.

			n/a
Steven Kalmin	40
Chief Financial Officer of Glencore International AG since July 2005.  Director of various Glencore-controlled entities.

Mr. Kalmin was designated for nomination to our Board of Directors by Glencore in accordance with the 2011 Support Agreement.  For further description of the 2011 Support Agreement see “Corporate Governance and other Board Matters – Evaluation of Director Nominees.”  Mr. Kalmin has extensive financial expertise by virtue of his experience as Chief Financial Officer of Glencore.  In addition, as an Australian citizen and a resident of Switzerland, Mr. Kalmin would provide international perspective and diversity to the Board.

			n/a
Terence Wilkinson	65
Chief Executive Officer of Ridge Mining Plc from November 2000 to August 2009. Chief Executive Officer of Lonrho Group, South Africa from 1985-1997.  Director and Chief Operating Officer of Lonmin Plc from 1997-1999.  Director of Triland Metals Ltd. since 1998.

Mr. Wilkinson was designated for nomination to our Board of Directors by Glencore in accordance with the 2011 Support Agreement.  For further description of the 2011 Support Agreement see “Corporate Governance and other Board Matters – Evaluation of Director Nominees.”  Mr. Wilkinson has valuable metals and mining experience by virtue of the many leadership positions he has held in the metals and mining industry, including as CEO of Ridge Mining Plc, CEO of the Lonrho Group’s South African division and Director and Chief Operating Officer of Lonmin Plc.  In addition, as a dual South African and British citizen, Mr. Wilkinson would provide international perspective and diversity to the Board.

n/a

Class I Director Nominees with Terms to Expire in 2012

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
Logan W. Kruger	60

Century’s President and Chief Executive Officer since December 2005; Director of Cleco Corporation, a public utility company since October 2008; President, Asia/Pacific Inco Limited from September 2005 to November 2005; and Executive Vice President, Technical Services for Inco Ltd. from September 2003 to September 2005.

The Board selected Mr. Kruger to serve as a director because he is Century’s Chief Executive Officer.  As the only management representative on our Board, Mr. Kruger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company.  Among other attributes, Mr. Kruger has an expansive knowledge of the aluminum industry and macro-economic global conditions, as well as relationships with chief executives and other senior management at aluminum and other metals and mining companies throughout the world.  Mr. Kruger has vast experience in the metals and mining industries, having held a number of senior management positions at Inco Ltd. and elsewhere prior to his service at Century.  In addition, Mr. Kruger is a dual citizen of Canada and South Africa and provides international perspective and diversity to the Board.
			2005
Willy R. Strothotte	66

Chairman of the Board of Glencore International AG since 1994 and Chief Executive Officer from 1993 to December 2001; Director of KKR Financial Holdings LLC since January 2007; Director of Minara Resources Ltd. since 2000; and Chairman of the Board of Xstrata AG since 1994.

Mr. Strothotte was designated for nomination to our Board of Directors by Glencore pursuant to the terms of our Standstill and Governance Agreement, dated July 7, 2008, between Glencore and the Company, as amended.  Under the terms of the Standstill and Governance Agreement, Glencore may submit to our board one Class I nominee to stand for election to our board of directors. Inclusion of such nominee is subject to the consent of a majority of the members of our Governance and Nominating Committee, subject to the reasonable exercise of the fiduciary duties of such members.  Our Governance and Nominating Committee has determined that Mr. Strothotte adds valuable expertise in the metals and mining industry through his positions as Chairman of Glencore and Xstrata AG.  As Chairman and a former Chief Executive Officer of Glencore, Mr. Strothotte also provides extensive experience in all stages of aluminum production from alumina production to aluminum refining, production and marketing.  In addition, as a German citizen, Mr. Strothotte provides international perspective and diversity to the Board.

			1996
Jarl Berntzen	44
Director, Corporate Development for Rambus, Inc. since November 2010; Founder, B!Global Strategic Advisers, LLC from March 2009 to October 2010; Managing Director and Portfolio Manager of Interlachen Capital Group from August 2008 through February 2009; Partner-Head of Mergers and Acquisitions, ThinkEquity Partners LLC from March 2006 to August 2008; Director of Universal Safety Response, Inc. from October 2007 to April 2009; Senior Vice President, Barrington Associates Inc. from April 2005 to February 2006; and Founder, Berntzen Capital Management, LLC from March 2003 to April 2005.

Mr. Berntzen has extensive experience in mergers and acquisitions (“M&A”), financial restructurings and corporate development activities, having served in senior M&A advisory positions at several international investment banks and advisory firms, including more than 10 years with Goldman, Sachs & Co., in addition to ThinkEquity Partners LLC and Barrington Associates.  Among other things, Mr. Berntzen’s financial acumen, investment banking experience and international M&A and restructuring experience provides the Board with great insight when considering Century’s operational restructuring and growth and development objectives.  Mr. Berntzen is also an “audit committee financial expert” within the meaning set forth in the regulations of the SEC.  In addition, Mr. Berntzen is a citizen of Norway and provides international perspective and diversity to the Board.

			2006
John C. Fontaine	79
Our Lead Director from 2005 to 2008; Of Counsel, to the law firm of Hughes Hubbard & Reed LLP since January 2000 and Partner from July 1997 to December 1999; Chairman of the Samuel H. Kress Foundation from 1994 to 2006; Trustee of the National Gallery of Art from 2003 to 2007 and Chairman of the Board of Trustees from 2006 to 2007.
During his tenure as our Lead Director and almost 15 years as a member of the Board, Mr. Fontaine has acquired a depth of experience in the aluminum industry.  The Board benefits greatly from Mr. Fontaine’s many years of experience counseling boards and senior management regarding corporate governance, compliance, disclosure, international business conduct and other relevant issues as a partner in the New York law firm of Hughes, Hubbard & Reed.  In addition, Mr. Fontaine has served as a director of two New York Stock Exchange listed companies and as a senior officer of Knight Ridder, Inc., including as its President until his retirement from the Company in 1997.  In addition, in his time as a director of Century Aluminum, Mr. Fontaine has served as chairman of its Audit and Compensation committees and served on the Governance and Nominating Committee adding valuable familiarity with a full range of corporate and board functions.
			1996

Class II Director Nominees with Terms to Expire in 2013

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
John P. O’Brien	69

Century’s Chairman of the Board since January 2008; Managing Director of Inglewood Associates Inc. since 1990; Chairman of Allied Construction Products since March 1993; Director of Preformed Line Products Company from May 2004 to May 2008; Director of Globe Speciality Metals from May 2008 to October 2008; Director of Oglebay Norton Company from April 2003 to February 2008; Member of the Board of Trustees of Saint Luke’s Foundation of Cleveland, Ohio since 2006; Trustee of Cleveland Sight Center since 1990; Chairman, Chagrin Falls Board of Zoning Appeals from 2005 to January 2010; Member of the Advisory Committee of the Carver Family Center for Macular Degeneration, University of Iowa School of Medicine since June 2009; Member of the Advisory Council, Macular Degeneration Center, Case Western Reserve University Medical School since October 2009; and Trustee of Downtown Chagrin Falls from 2000 to 2008.

With Mr. O’Brien’s 10 years experience on our Board and time as a director of Preformed Line Products and other aluminum purchasers, Mr. O’Brien provides our Board with valuable experience in the aluminum industry.  In addition, he has spent over 18 years as Chairman of Allied Construction Products and has served as a director of numerous other public companies.  The Board benefits from Mr. O’Brien’s proven business acumen and leadership skills in his service as Chairman of the Board.  Mr. O’Brien also has extensive restructuring experience from his time spent as a Managing Director of Inglewood Associates Inc. and as Chairman of the Restructuring Committee of the Board of Directors of Oglebay Norton Company which has proven valuable to the Board when considering Century’s operational restructuring and growth and development objectives.  Mr. O’Brien’s service on the board of several hospital and other non-profit health organizations brings valuable diversity to the Board’s considerations of health, safety and sustainability matters.  Mr. O’Brien is also an “audit committee financial expert” within the meaning set forth in the regulations of the SEC.

			2000
Peter C. Jones	63
Director of Red Crescent Resources Limited (formerly NiCo Mining Limited) since August 2009; Director of Royal Nickel Corp. since December 2008; Director of Mizuho Corporate Bank (Canada) from December 2006 to May 2010; Director of Iamgold Corporation since May 2006 and interim Chief Executive Officer from January to November 2010; Chairman of Lakota Resources from December 2008 to October 2009; Director, President and Chief Operating Officer of Inco Ltd from April 2002 to November 2006; President Commissioner of PT Inco TBK from 1999 to 2006; Chairman Goro Nickel SAS from 2003 to February 2007; Member of the Board and Executive Committee, Mining Association of Canada from 1997 to 2006; and Member of the Board, Royal Ontario Museum from 2003 to 2006.

Mr. Jones has over 40 years of experience in the metals and mining industries, including both underground and open pit mining, smelting and refining of multiple base and precious metals.  Mr. Jones has executive level experience including serving as President and Chief Executive Officer of Hudson Bay Mining and Smelting, President and Chief Operating Officer of Inco Limited and Chief Executive Officer of Iamgold, and brings extensive operational experience and perspective to the Board’s deliberations. Mr. Jones also has extensive experience as a director of public companies and his time as Chairman of Iamgold Corporation’s and Century’s Compensation Committees and as a member of various other audit, corporate governance, environmental, health and safety committees adds substantial governance and compensation expertise to the Board.  In addition as a dual-citizen of Canada and the United Kingdom and having lived and worked in a number of different countries, Mr. Jones provides international perspective and diversity to the Board.

			2007

Class II Director Nominees with Terms to Expire in 2013

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
Daniel Goldberg	32

Asset and Investment Manager of the Aluminum and Alumina Department of Glencore International AG since February 2005.  Director of various Glencore-controlled entities.

Mr. Goldberg was appointed to our Board of Directors by Glencore in accordance with a support agreement, dated April 6, 2010 between Glencore and the Company (the “2010 Support Agreement”).  Under the 2010 Support Agreement, following Ivan Glasenberg’s resignation from the Board in February 2011, Glencore was entitled to designate a director (in addition to the directors they are entitled to designate for nomination pursuant to the Standstill and Governance Agreement), reasonably acceptable to Century, for appointment to the Board to replace Mr. Glasenberg until the 2013 Annual Meeting.  Prior to Mr. Goldberg’s appointment, our Governance and Nominating Committee considered Glencore’s input as our largest stockholder and following review of Mr. Goldberg’s credentials, determined that Mr. Goldberg would add valuable expertise in the metals and mining industry by virtue of his experience as Asset and Investment Manager of the Aluminum and Alumina Department at Glencore.  As Glencore’s Asset and Investment Manager for the Aluminum and Alumina Department, Mr. Goldberg provides extensive experience in all stages of aluminum production from alumina production to aluminum refining, production and marketing.  In addition, as a South African citizen and a resident of Switzerland, Mr. Goldberg provides international perspective and diversity to the Board.

			2011
Andrew Michelmore	58
Chief Executive Officer of Minerals and Metals Group since June 2009; Chief Executive Officer and Managing Director of OZ Minerals LTD from June 2008 to June 2009; Chief Executive Officer and Managing Director of Zinifex Limited from February 2008 to June 2008; Chief Executive Officer of EN+ Group from January 2006 to September 2007; Chief Executive Officer and Managing Director of WMC Resources from February 1993 to June 2005; Director of RUSAL from February 2006 to March 2007; Director of United Company RUSAL plc from March 2007 to September 2007; Chairman of the Jean Hailes Foundation since 1996; and Chairman of Ormond College Council since 2003.

Mr. Michelmore was identified to our Board of Directors by Glencore.  Although Glencore did not have any contractual rights to designate Mr. Michelmore for nomination, our Governance and Nominating Committee considered Glencore’s input as our largest stockholder and following review of Mr. Michelmore’s credentials, determined that Mr. Michelmore would add valuable expertise to the Board in the metals and mining industry by virtue of his experience as Chief Executive Officer of Minerals and Metals Group and previous experience as Chief Executive Officer of Zinifex, Oz Minerals, EN+ Group and WMC Resources.  Following such review, Mr. Michelmore was nominated for election pursuant to the terms of the 2010 Support Agreement.  Mr. Michelmore also adds valuable engineering and international business experience to the Board by virtue of his positions as a Fellow of the Institution of Chemical Engineers, the Institution of Engineers Australia and the Australian Academy of Technological Sciences and Engineering and a member of the Minerals Council of Australia and the Business Council of Australia.  In addition as an Australian citizen and having lived and worked in a number of different countries, Mr. Michelmore provides international diversity and perspective to the Board.
			2010

Corporate Governance and Other Board Matters

    Our Board of Directors presently consists of 11 directors. The Board, which is responsible for supervision of the overall affairs of Century, establishes corporate policies, sets strategic direction, and oversees management, which is responsible for Century’s day-to-day operations.  The Board met 5 times during 2010.

Board Leadership Structure

The Board of Directors selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board of Directors does not have a prescribed policy on whether the roles of the Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions and thereby enabling an independent director to serve as Chairman.  The Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.

    Our Chairman, Mr. O’Brien, presides over each Board meeting and independent directors meeting. The Chairman serves as liaison between the Chief Executive Officer and the other directors, approves meeting agendas and schedules and notifies other members of the Board of Directors regarding any significant concerns of stockholders or interested parties of which he becomes aware. The Chairman presides at stockholders meetings and provides advice and counsel to the Chief Executive Officer.

Board Oversight of Risk Management

The Board of Directors is engaged in company-wide risk management oversight.  The Board of Directors relies upon the Chief Executive Officer, Chief Financial Officer and General Counsel to supervise the day-to-day risk management and bring to the Board’s attention the most material risks to the Company.  Each of the Chief Executive Officer, Chief Financial Officer and General Counsel provide reports directly to the Board of Directors and certain Board committees, as appropriate.  The Directors may also from time to time rely on the advice of our outside advisors and auditors provided they have a reasonable basis for such reliance.

The Board of Directors also delegates certain oversight responsibilities to its Board committees. For a description of the functions of the various Board Committees, see “Board Committees and Meetings” below. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.  For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company, the Audit Committee provides risk oversight with respect to the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and corporate policies and controls, the independent auditor’s selection, retention, qualifications, objectivity and independence, and the performance of the Company’s internal audit function. The Governance and Nominating Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board.  The Health, Safety and Sustainability Committee provides oversight of risks relating to Century’s policies and management systems with respect to health, safety and sustainability matters.  See “Compensation Committee” for a discussion of the Board of Directors’ consideration of compensation-related risks.

Evaluation of Director Nominees

    The Governance and Nominating Committee solicits recommendations for potential Board nominees from a variety of sources, including directors, officers, other individuals with whom the Governance and Nominating Committee members are familiar, through its own research, and third-party research.  The Governance and Nominating Committee also considers nominees recommended by stockholders who submit such recommendations in writing to our Corporate Secretary.  The qualifications and standards the Governance and Nominating Committee will apply in evaluating any recommendations for nomination to the Board include, but are not limited to:

●	significant business or public company experience;
●	a willingness and ability to make a sufficient time commitment to Century’s affairs to perform effectively the duties of a director, including regular attendance at Board and committee meetings;
●	skills in finance, international business and knowledge about Century’s business or industries;
●	personal qualities of leadership, character, judgment and integrity; and
●	requirements relating to composition of the Board under applicable law and listing standards.

    The Governance and Nominating Committee also strongly considers diversity when evaluating any recommendations for nominations to the Board.  The Governance and Nominating Committee takes into consideration each potential nominee’s diverse attributes and variety of experiences and viewpoints but does not make decisions to include or exclude a potential nominee solely or largely based on race, ethnicity, gender, national origin or sexual orientation.  While the Board does not have a formal policy with respect to diversity, the Governance and Nominating Committee believes that diversity is an important aspect in Board construction.  In selecting a director nominee, the Governance and Nominating Committee focuses on skills, education, experience and qualities that would complement the existing Board, recognizing our diverse global business structure.  Reflecting this diversity, our Board consists of directors who are citizens of 7 different nations.  Our directors come from diverse business backgrounds including financial, legal, industrial, non-profit and governmental.

    The Independent Directors have determined that Messrs. Blumgart, Kalmin and Wilkinson will be nominees for election as Class III Directors at the 2011 Annual Meeting.  Prior to such determination, on March 11, 2011, Glencore filed a Schedule 13D/A (the “13D”) in which, among other things, Glencore announced its intention to nominate three candidates for election as directors of the Company at the 2011 Annual Meeting and noted that, if such persons were elected, Glencore would have designated six of the Company’s eleven directors.  Following the filing of Glencore’s 13D, members of the Independent Directors and members of management engaged in discussions with Glencore regarding the 13D and Glencore’s potential nominees to stand for election at the 2011 Annual Meeting.  Among other things, representatives of Glencore noted that, if necessary, Glencore would engage in an election contest in order to cause Messrs. Blumgart, Kalmin and Wilkinson to be elected. Following such discussions, and in order to avoid an election contest, the Independent Directors considered Messrs. Blumgart, Kalmin and Wilkinson as potential nominees.  When determining whether to nominate Glencore’s nominees, the Independent Directors considered, among other things, Messrs. Blumgart’s, Kalmin’s and Wilkinson’s qualifications, Glencore’s representations to the Company that each of the nominees satisfies the requirements of the Company’s written policies and practices to be qualified to serve as a member of the Board, whether it was in the Company’s best interests to enter into an election contest with Glencore, the likelihood of being successful in such an election contest given Glencore holds over 39% of the Company’s voting stock, the potential distraction to the Company’s management of engaging in an election contest and the potential costs of such an election contest.

    Following the foregoing, Century entered into the 2011 Support Agreement with Glencore and certain of its affiliates pursuant to which Century and Glencore agreed, among other things, on the nominees of the Board to stand for election at the 2011 Annual Meeting and that, for so long as each of Messrs. Blumgart, Kalmin and Wilkinson are Class III nominees of the Board for the 2011 Annual Meeting, Glencore will vote in favor of the election of each of the Board’s nominees at the 2011 Annual Meeting and in accordance with the recommendation of the Board with respect to the ratification of the Company's independent registered public accounting firm, the advisory vote on advisory executive compensation, the frequency of the advisory vote on executive compensation and any other item of business (other than matters proposed by the Board) that lawfully comes before the 2011 Annual Meeting.  The 2011 Support Agreement also provides that (i) if at any time prior to the 2011 Annual Meeting, either of Messrs. Blumgart or Kalman  should cease for any reason to be a nominee of the Board to stand for election as a Class III director at the 2011 Annual Meeting, or (ii) after having been elected to the Board, either of Messrs. Blumgart or Kalman  should cease to be a member of the Board for any reason at or prior to the Company's 2014 Annual Meeting of Stockholders, Glencore will have the ability to designate a substitute reasonably acceptable to the Company, with such determination regarding acceptability to be made by the Company in good faith and reasonably promptly.   In addition, Century agreed that if at any time prior to the 2011 Annual Meeting, Mr. Wilkinson ceases for any reason to be a nominee of the Board to stand for election as a Class III director at the 2011 Annual Meeting, Glencore will have the ability to designate a substitute, who meets applicable director independence standards, reasonably acceptable to Century to replace Mr. Wilkinson, as nominee, with such determination regarding acceptability to be made by Century in good faith and reasonably promptly. Any such substitute nominee will be nominated by the Board no later than one business day after such determination.

    The election of Messrs. Blumgart, Kalmin and Wilkinson as Class III directors of the Company at the 2011 Annual Meeting would result as a change of control under certain of Century’s compensation and severance plan arrangements and employment and/or severance protection agreements including, but not limited to, the Company’s Amended and Restated 1996 Stock Incentive Plan, the Long-Term Incentive Plan, the Long-Term Transformational Incentive Plan, the Executive Severance Plan, the Amended and Restated Supplemental Retirement Income Benefit Plan and the Company’s Severance Protection Agreements (as amended) with each of its named executive officers and other similar agreements.   As a result of such a change in control, certain unvested compensation awards awarded under the Amended and Restated 1996 Stock Incentive Plan, the Long-Term Incentive Plan and the Long-Term Transformational Incentive Plan (“LTTIP”) would vest.  The awards held by our named executive officers that would vest on such a change in control are set forth in the table below.  The stock options listed in the table below would become immediately exercisable.  Absent a subsequent event, such as a termination of employment, all of the other awards set forth in the table below would continue to settle on the dates such awards would have settled absent a change in control.

Name	Time-Vested Performance Shares	Stock Options ($6.55 strike price)	Performance Units	LTTIP Award
Logan W. Kruger	80,381	74,607	$1,229,575	$610,582
Other Named Executive Officers (aggregate)	76,451	106,894	$1,135,675	$1,084,726

    See "Potential Payment Upon Termination" for an estimate of payments to our named executive officers upon a termination following a change of control, assuming the change of control took place on December 31, 2010.

Board Committees and Meeting Attendance

    To assist it in carrying out its duties, the Board has established various standing committees.  Each standing committee of the Board and its members are listed in the table below:

Name	Audit	Compensation	Governance & Nominating	Health, Safety & Sustainability
Jarl Berntzen	X	X	X
Robert E. Fishman	X		X	X*
John C. Fontaine		X	X
Peter C. Jones		X*		X
Catherine Z. Manning	X*			X
Andrew Michelmore	X			X
John P. O’Brien	X	X
Jack E. Thompson		X	X*	X

* Committee Chair

    The Board designates the members of each committee and the committee chair annually based on the recommendations of the Governance and Nominating Committee.  The Board has adopted written charters for each of its committees, which are available in the “Investors” section of our website, www.centuryaluminum.com, under the tab “Corporate Governance.”  During 2010, overall attendance at Board and committee meetings was 95%.  Mr. Michelmore was unable to attend one of the three board meetings held following his election at the 2010 annual meeting; due to this absence, his attendance at 2010 Board and committee meetings was 60%.  We encourage, but do not require, the attendance of Board members at our annual meetings.  All of our directors attended the 2010 Annual Meeting in person or by telephone.

Independent Directors

    In 2010, the Board has determined that Messrs. Berntzen, Fishman, Fontaine, Jones, Michelmore, O’Brien and Thompson and Ms. Manning were independent directors under the criteria established by Nasdaq Global Select Market (“NASDAQ”).  Our independent directors are scheduled to meet in executive session without the presence of management no fewer than two times each year.  The independent directors met 7 times in 2010.

 Audit Committee

    The Audit Committee, among other things:
●	oversees the financial reporting process for which management is responsible;
●	appoints and oversees the engagement of the independent auditors for audit and non-audit services;
●	monitors the independence of the independent auditors;
●	reviews and approves all audit and non-audit services and fees;
●	reviews the scope and results of the audit with the independent auditors;
●	reviews the scope and results of internal audit procedures with our internal auditors;
●	evaluates and discusses with the independent auditors and management the effectiveness of our system of internal accounting controls and assessment of fraud risk;
●	appoints and oversees the engagement of the Company’s internal audit function, including internal audit plan and results;
●	reviews current and pending material litigation with management;
●	conducts or directs investigations of any allegations of material violations of securities laws, fiduciary duties or similar allegations;
●	reviews and oversees the Company’s risk management assessment and procedures;
●	reviews and approves related party transactions pursuant to our Statement of Company Policy Regarding Related Party Transactions; and
●	makes inquiries into other matters within the scope of its duties.

           During 2010, Messrs. Berntzen, Fishman, Jones, Michelmore and O’Brien and Ms. Manning served on the Audit Committee.  Effective June 8, 2010, Mr. Jones was succeeded on the Audit Committee by Mr. Michelmore.  The Board had determined that each member of the Audit Committee is “independent,” as required under applicable NASDAQ listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).  In addition, the Board has determined that Messrs. Berntzen and O’Brien and Ms. Manning are “audit committee financial experts” within the meaning set forth in regulations of the SEC.  Ms. Manning has served as Chair of the Audit Committee since January 1, 2009.  In 2010, the Audit Committee held 4 meetings.

Compensation Committee

    The Compensation Committee reviews and establishes the compensation for our executive officers and has oversight responsibility for administering and awarding grants under our 1996 Stock Incentive Plan (the “1996 Plan”).  Each member of the Compensation Committee is an independent director as required under applicable NASDAQ listing standards.  During 2010, Messrs. Berntzen, Fontaine, O’Brien, Thompson and Jones served on the Compensation Committee.  Mr. Berntzen became a member of the Compensation Committee on June 8, 2010.  Mr. Jones has served as Chair of the Compensation Committee since January 1, 2008. The Compensation Committee held 6 meetings in 2010.

    The Compensation Committee reviews the relationship between our risk management policies and practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management policies and practices, corporate strategy and senior executive compensation.  Our compensation programs are discretionary, balanced and focused on the long term. Under this structure, management can achieve the highest amount of compensation through consistent superior performance over extended periods of time. This incentivizes management to manage the Company for the long term and to avoid excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure and the elements of compensation are similarly balanced among cash, time-vested performance share units (which do not contain any performance based vesting requirements), shares of Century stock and stock options. With limited exceptions, the Compensation Committee retains absolute discretion to modify or eliminate any incentive awards if the Committee determines such actions are warranted.  Based on its assessment of our compensation policies and practices, the Compensation Committee has determined that it is not reasonably likely that Century’s compensation and benefit plans would have a material adverse effect on Century.

Governance and Nominating Committee

    The Governance and Nominating Committee is responsible for, among other things:
●	evaluating the size and composition of the Board;
●	identifying, recruiting and recommending candidates for election to the Board and its committees;
●	overseeing corporate governance matters; and
●	reviewing and making periodic recommendations concerning our corporate governance policies and procedures.

    During 2010, Messrs. Berntzen, Fishman, Fontaine Glasenberg and Thompson served on the Governance and Nominating Committee.  Mr. Thompson has served as the Chairman of the Governance and Nominating Committee since March 2006.  Mr. Glasenberg served as a member of the Governance and Nominating Committee from September 2010 until his resignation from the Board in February 2011.  With the exception of Mr. Glasenberg, each member of the Governance and Nominating Committee is “independent” as required under applicable NASDAQ listing standards.  Prior to his resignation, the Board had determined that it was in the best interests of the Company and its stockholders for Mr. Glasenberg to serve as a member of the Governance and Nominating Committee due to his unique and extensive knowledge of the aluminum and metals and mining industries by virtue of his position as Chief Executive Officer of Glencore.  Mr. Glasenberg was not determined to be “independent” as defined under applicable NASDAQ listing standards due to his position as Chief Executive Officer of Glencore.  In 2010, the Governance and Nominating Committee held 4 meetings.

Health, Safety and Sustainability Committee

    The Health, Safety and Sustainability Committee (the “HSS Committee”) was formed in 2008 to assist the Board with regard to oversight of Century’s policies and management systems with respect to health, safety and sustainability matters. Specifically, the HSS Committee is responsible for the regular review of Century’s health, safety and sustainability policies and related practices, assessments, performance, compliance and reporting.  The HSS Committee must meet at least twice a year and provide recommendations to the Board.  During 2010, Messrs. Fishman, Jones and Thompson and Ms. Manning served on the HSS Committee.  Mr. Fishman has served as the Chairman of the Health, Safety and Sustainability Committee since March 2008.  The Health, Safety and Sustainability Committee held 5 meetings in 2010.

Stockholder Communications with the Board of Directors

    Stockholders may communicate with the Board or any individual director(s) by sending a written communication in an envelope addressed to the Board or the appropriate director(s) in care of our Corporate Secretary, addressed to:  Corporate Secretary, Century Aluminum Company, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940.

Code of Ethics

    We have adopted a code of ethics that applies to all employees. A copy of the code of ethics is available on our Internet website at www.centuryaluminum.com and a copy will be mailed to any person, without charge, upon written request addressed to:  Corporate Secretary, Century Aluminum Company, 2511 Garden Road, Bldg. A, Suite 200,
Monterey, California 93940.

We intend to disclose any amendments to or waivers of our code of ethics on behalf of our Chief Executive Officer, Chief Financial Officer, Controller, and persons performing similar functions, on our website at the Internet website address set forth above.

Directors’ Compensation

    Directors who are full-time salaried employees of Century are not compensated for their service on the Board.  The Board’s general policy is that compensation for non-employee directors should be a mix of cash and equity-based compensation.  Effective December 1, 2008, the Board determined that non-employee, non-independent Board members will receive compensation only in cash.  This change affords the Company the ability to avoid indirectly increasing the beneficial ownership of any stockholder at whose direction a member of our Board serves.  The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board when appropriate.  The Board reviews the committee’s recommendations and determines the amount of director compensation.

           Equity Awards, Meeting Fees and Retainers. In 2010, each independent director continuing in office after the 2010 annual meeting of stockholders received an annual grant of time-based performance share units valued at $75,000.  These time-based performance share units vest 100% on the one year anniversary of the grant date.  The shares were granted on the business day following the 2010 annual meeting based on the average closing price of Century’s common stock for the 30 trading days preceding the grant date.  Vesting of time-based performance share unit awards are subject to acceleration under certain circumstances pursuant to the terms of the award agreement.

    During 2010, non-employee directors (other than Chairman O’Brien and Messrs. Strothotte and Glasenberg, who waived their rights to receive compensation) received an annual retainer of $45,000 for their services. The Chairman of the Board received an annual retainer of $110,000. The Chairs of the Audit and Compensation Committees each received an additional $10,000 and the Chairs of the Governance and Nominating and Health, Safety and Sustainability Committees each received an additional $5,000 annual retainer. In addition, each non-employee director received a fee of $2,000 for each Board or Board committee meeting attended. The Chair of the Audit Committee received an additional $1,000 per Audit Committee meeting attended.

    The equity awards, meeting fees and retainers above, were set in 2008 based on a competitive assessment of director pay practices among the peer companies used for our executive compensation benchmarking.  In 2010, the Compensation Committee reviewed Century’s director pay practices and determined to leave them unchanged for 2010.

    Expense Reimbursement.  All directors were reimbursed for their travel and other expenses incurred in attending Board and Board committee meetings, other than Messrs. Glasenberg, Goldberg and Strothotte, who waived their right to receive expense reimbursement.

    The following table sets forth the compensation paid to each director in 2010.

2010 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Total ($)
Jarl Berntzen	$81,000	$59,646	$140,646
Robert E Fishman	$90,000	$59,646	$149,646
John C. Fontaine	$75,000	$59,646	$134,646
Ivan Glasenberg	$—	$—	$—
Peter C. Jones	$95,000	$59,646	$154,646
Catherine Z. Manning	$91,000	$59,646	$150,646
Andrew Michelmore	$41,750	$68,506	$110,256
John P. O’Brien	$146,000	$59,646	$205,646
Willy R. Strothotte	$—	$—	$—
Jack E. Thompson	$92,000	$59,646	$151,646

(a)	Represents all non-employee directors that served on the Board during 2010. Mr. Kruger did not receive additional compensation for serving as a Board member.
(b)	Represents retainer and meeting fees paid to each non-employee director during 2010 (other than Messrs. Glasenberg and Strothotte, who waived their right to receive compensation).
(c)	Represents the March 22, 2010 grant date fair value of stock awarded to Board members (other than Messrs. Glasenberg and Strothotte who waived their right to receive compensation).

    The following table sets forth the number of outstanding options and stock awards as of December 31, 2010:

Name	Number of Options Outstanding as of 12/31/2010	Number of Stock Awards Outstanding as of 12/31/2010
Jarl Berntzen	16,000	6,732
Robert E. Fishman	3,000	20,565
John C. Fontaine	19,000	6,732
Ivan Glasenberg	—	—
Peter C. Jones	13,000	20,565
Catherine Z. Manning	—	6,732
Andrew Michelmore	—	7,732
John P. O’Brien	14,000	20,565
Willy R. Strothotte	19,000	—
Jack E. Thompson	3,000	20,565

OWNERSHIP OF CENTURY COMMON STOCK

Security Ownership of Certain Beneficial Owners

    The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 31, 2011 (except as otherwise noted) by each person known by us to be the beneficial owner of five percent or more of the outstanding shares of our common stock.  The percent of class shown below is based on 92,660,357 shares of common stock outstanding as of March 31, 2011.

Name	Amount and Nature of Beneficial Ownership (a)	Percent of Class
Glencore International AG(b)	36,393,058	39.08%
BlackRock, Inc.(c)	7,153,702	7.71%
Dimensional Fund Advisors LP(d)	5,365,860	5.91%

(a)	Each entity has sole voting and dispositive power, except as otherwise indicated.
(b)
Based on information set forth in a Schedule 13D/A filing dated April 5, 2011, by Glencore International AG, Glencore Holding AG and Glencore AG (“Glencore”).  Glencore’s principal business address is Baarermattstresse 3, P.O. Box 666, CH-6341 Baar, Switzerland,  In addition, the above information as to Glencore’s beneficial ownership of our outstanding common stock includes 19,000 shares subject to presently exercisable options held by Mr. Strothotte as nominee for Glencore and  7,874,454 shares acquired through the automatic conversion of our Series A Convertible Preferred Stock and excludes the 8,125,546 shares of our common stock issuable upon conversion of our Series A Convertible Preferred Stock owned by Glencore AG, which are convertible only upon the occurrence of events that have not transpired and that are outside of the control of Glencore AG, or in circumstances that would not result in an increase in the percentage of the outstanding shares of our common stock beneficially owned by Glencore.  In addition, Glencore has entered into cash-settled total return swaps that give Glencore economic exposure to an additional 9,129,302 shares of our common stock.

(c)
Based on information set forth in a Schedule 13G filing dated February 3, 2011, by BlackRock, Inc. as the parent of the following subsidiaries:  BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited and State Street Research & Management Company.  The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(d)	Based on information set forth in a Schedule 13G filing dated February 11, 2011, by Dimensional Fund Advisors LP. (“Dimensional”). Dimensional is an investment advisor and furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (“Funds”). As an investment advisor and/or manager, Dimensional does not possess voting and/or investment power over these shares though it may be deemed to be the beneficial owner of these shares. These shares are owned by the Funds and Dimensional specifically disclaims beneficial ownership of these securities. The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

 Security Ownership of Directors and Executive Officers

    The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 31, 2011 by: (i) each of our current directors and director nominees, (ii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation,” and (iii) all of our directors, director nominees and executive officers as a group.  No director or executive officer beneficially owned more than 1% of our outstanding common stock. All of our directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

	Amount and Nature of Beneficial Ownership(a)
Name	Common Stock		Exercisable Stock Options (b)
Jarl Berntzen	21,6122		16,000
Michael A. Bless	56,5499	(c)	30,000
Steven Blumgart	—	(d)	—
Robert E. Fishman	21,61222	(c)	3,000
John C. Fontaine	16,8622	(c)	19,000
Daniel Goldberg	—	(d)	—
Wayne R. Hale	89,0777		50,000
Peter C. Jones	23,6122		13,000
Steven Kalmin	—	(d)	—
Logan W. Kruger	130,9911		70,000
William J. Leatherberry	28,4699		5,000
Catherine Z. Manning	23,6144		—
Andrew Michelmore	7,7322		—
John P. O’Brien	39,6122		14,000
Steve Schneider	19,2144		—
Willy R. Strothotte	—	(d)	19,000	(e)
Jack E. Thompson	25,1122		3,000
Terence Wilkinson	—		—
All Directors and Executive Officers as a Group (18 persons)	516,1044		250,600

(a)	Each individual has sole voting and dispositive power except as otherwise noted.
(b)	Represents shares that are subject to options that are presently exercisable or exercisable within 60 days of March 31, 2011.
(c)	Represents shares that are jointly owned and subject to shared voting and dispositive power.
(d)
Excludes 36,393,058 shares owned by Glencore, for which Mr. Strothotte serves as Chairman, Mr. Kalmin serves as Chief Financial Officer, Mr. Blumgart serves as Co-Director of the Aluminum and Alumina Department and Mr. Goldberg serves as the Asset and Investment Manager of the Aluminum and Alumina Department.

(e)	Excludes options to acquire 19,000 shares of our common stock held in Mr. Strothotte’s name for the benefit of Glencore.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons owning more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our equity securities.  These same persons are also required to furnish us with copies of all such forms.  Based solely on a review of the copies of the forms furnished to us and written representations that no Form 5 filings were required, we believe that, with respect to the 2010 fiscal year, all required Section 16(a) filings were timely made.

PROPOSAL NO. 2:   RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

    The Board of Directors, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  We are requesting our stockholders to ratify such appointment. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the current fiscal year.  Neither the Board nor the Audit Committee is required to take any action as a result of the outcome of the vote on this proposal.  However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for such rejection.  Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time.

    In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services for us during the last two years. The aggregate fees billed for the last two years are set forth below:

	2010	2009
Audit Fees	$1,673,000	$1,531,000
Audit – Related Fees	$98,000	$246,000
Tax Fees	$68,000	$44,000
All Other Fees	$—	$430,000
Total Fees	$1,839,000	$2,251,000

    Audit Fees.  Audit Fees include professional services rendered in connection with the audit of our consolidated financial statements, audit of the effectiveness of our internal control over financial reporting, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, consultation on accounting matters, and review of documents filed with the SEC.

    Audit-Related Fees.  Audit-Related Fees include audits of our employee benefit plans.

    Tax Fees. Tax Fees include the preparation of federal and state tax returns, and consultation related to tax planning, tax advice, tax compliance, and acquisitions.

    All Other Fees.  All Other Fees include due diligence, registration statements, and consultation on accounting matters.

    All services rendered by Deloitte & Touche LLP are pre-approved by the Audit Committee in accordance with the Committee’s pre-approval procedures. Under those procedures, the terms and fees of annual audit services, and changes thereto, must be approved by the Audit Committee. The Audit Committee also pre-approves the scope of audit-related, tax and other non-audit services that may be performed by our independent auditors during the fiscal year, subject to dollar limitations set by the Committee. The foregoing pre-approval procedures are subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit

    Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting, but will have the opportunity to make a statement if they desire to do so, and will be available should any matter arise requiring their presence or to otherwise respond to questions.

    The Board of Directors recommends that the stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

AUDIT COMMITTEE REPORT

    The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Century specifically incorporates it by reference into a filing.

    During 2010, our Audit Committee was comprised of Messrs. Berntzen, Fishman, Jones, Michelmore and O’Brien and Ms. Catherine Z. Manning.  On June 8, 2010, Mr. Jones was succeeded on the Audit Committee by Mr. Michelmore. All members of the Audit Committee are independent directors, as that term is defined under NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board. In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Century.

    The Audit Committee’s job is one of oversight. Century’s management is responsible for the preparation of Century’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding Century’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does; accordingly, the Audit Committee’s oversight role does not include providing any expert or special assurance as to the financial statements and other financial information provided by Century to its stockholders and others.

    In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Century that might bear on the auditors’ independence, consistent with “Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including the performance of non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of Century’s internal controls, the processes for assessing and monitoring risk, and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee has the authority to obtain advice from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Century for such advice and assistance.

    The Audit Committee met with and discussed with the independent auditors all matters required to be discussed under generally accepted auditing standards, including those described in “Statement on Auditing Standards No. 61,” and, with and without management present, reviewed and discussed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the quality and adequacy of Century’s internal controls and the results of the internal audit examinations.

    The Audit Committee reviewed and discussed with management and the independent auditors the interim financial information contained in each quarterly earnings announcement in 2010 prior to its public release and the audited financial statements of Century as of and for the year ended December 31, 2010.

    Based on the above mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that Century’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Respectfully Submitted,

The Audit Committee

Jarl Berntzen	Robert E. Fishman	Catherine Z. Manning (Chair)	Andrew Michelmore	John P. O’Brien

PROPOSAL NO. 3:   ADVISORY VOTE ON EXECUTIVE COMPENSATION

    The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables our stockholders to have an advisory vote on the compensation of our named executive officers. Although the vote is advisory and is not binding on the Compensation Committee, the Board of Directors or Company; the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. We refer to this non-binding advisory vote as the “say-on-pay” vote.

You are asked to vote for or against, or to abstain from voting, on the following resolution on an advisory basis:

“Resolved, that the stockholders approve on an advisory basis the compensation of our named executive officers, as disclosed in the Company’s proxy statement pursuant to the rules of the SEC, including the “Compensation Discussion and Analysis,” the compensation tables, and any related tables and disclosure.”

The Board of Directors recommends that the stockholders vote “FOR” approval of foregoing resolution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

    Our Compensation Committee (“Committee”) is a standing committee of our Board of Directors.  The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding grants of equity awards under our 1996 Stock Incentive Plan, which we refer to as the 1996 Plan.

    The Committee periodically reviews and modifies Century’s compensation and benefit programs, and the principles and philosophies on which these programs are based.  Key matters addressed by the Committee with respect to 2010 compensation include the following:

●
Reviewed the Company’s 2010 benchmarking practices in light of the Company’s recovery from the recent financial crisis and determined to restore the targeted total compensation for named executive officers for 2010 to around the midpoint of compensation at comparable companies;

●	Set performance goals for the Company’s Annual Incentive Plan and set award opportunities for the named executive officers;
●	Increased stock ownership requirements for our directors and executives in order to further align compensation with the interests of our stockholders; and
●	Provided incentives for management to reduce costs and preserve strategic investment opportunities.

Our Philosophy on Executive Compensation

    Our compensation programs are designed to enable Century and its subsidiaries to provide competitive compensation packages that attract, retain and motivate talented executives and managers.  The Committee and management believe that our compensation programs must therefore remain flexible to afford the Committee and management discretion in making awards that account for both individual and corporate performance.

    Our compensation programs are structured as a balanced portfolio using multiple elements to deliver the total package (base salary, annual incentive awards, long-term incentive awards, and retirement benefits).  In addition, the Committee retains discretion to make adjustments necessary to balance the overall performance of Century and the individual performance of our executive officers and to pay for performance by aligning management’s and stockholders’ interests in the enhancement of stockholder value.

    The sizes of previous equity-based grants and current equity holdings do not affect future grants and are not considered by the Committee when making long-term incentive award decisions.  The Committee does, however, consider the combination of the major compensation and benefit offerings. For example, the long-term incentive award for our Chief Executive Officer is determined, in part, after accounting for the competitiveness of his Enhanced Supplemental Retirement Income Benefit Plan benefit (which is described below).  The Committee generally applies its compensation philosophy and policies consistently in determining the compensation of each of our senior executives, while being mindful of individual differences such as experience, level of responsibility, potential contributions to future growth opportunities and individual performance, as well as the practical implications of arms-length negotiations at the time each executive is hired or promoted.  Our Chief Executive Officer’s target for each compensation component is greater in amount than for the other named executive officers due to his position as the top executive officer of the Company.  Market pay levels for top executives of public companies are in general significantly higher than the pay levels for other executives, as indicated by the survey data and peer group data utilized by the Committee and described below.

Our Process for Executive Compensation

    We review market pay and performance levels, with the help of consultants, on a regular basis.  We evaluate Company performance against our plans and budgets, pay and performance levels at comparable companies and in the context of the broader economy.  The Committee retains final discretion in determining annual incentive awards and the vesting of performance units.  In general, the Committee makes its final determination of both annual incentive awards and awards earned based on long-term performance in the first quarter following the end of the performance period.

    The Committee maintains an annual agenda to help ensure that it discharges its duties in a thoughtful and timely manner.  Each meeting has a primary purpose, e.g., reviewing market benchmarking, finalizing incentive awards, approving salary adjustments and new incentive plan terms, reviewing market trends or completing a self-assessment.  Other matters may be added to the agenda.  As a general practice, the Committee makes significant decisions over multiple meetings: discussing conceptual matters, reviewing preliminary recommendations, and reviewing final recommendations before acting.

    The Committee dedicated significant time and attention to management compensation in 2010, including holding 6 regular and special meetings.

    Benchmarking Executive Compensation

    Our philosophy emphasizes competitive objectives for executive pay.  We prefer a flexible range to a single point to provide the Committee the discretion needed to discharge its duties, while being mindful of individual differences such as tenure and performance, as well as the practical implications of pay, on occasion, being the product of an arms-length negotiation at the time an executive is hired or promoted.  Elements of compensation that are benchmarked, separately and in the aggregate, include base salary, annual incentive, long-term incentive, and retirement benefits.

    Our incentive plans are designed to allow the Committee the discretion to reward outstanding performance significantly above the targeted range in the case of outstanding performance; conversely, when performance is below expectations, our plans are designed to deliver compensation that is below the targeted range and to allow the Committee the discretion to reduce or eliminate certain compensation elements.  In 2010, the Committee designed the compensation program to provide Century’s officers total compensation (including annual base salaries, annual incentive compensation, long-term incentive compensation and retirement benefits) that, assuming success in meeting or surpassing criteria under the Company’s various incentive plans, was positioned, on average, around the midpoint of the compensation ranges for similarly situated officers at the surveyed companies.

    With respect to the named executive officers, we primarily focus on the practices of a group of comparably-sized, asset-intensive, metals and other industrial companies.  We chose these parameters, and ultimately the companies noted below, to permit pay to be evaluated in a context that considers businesses with similar exposure to economic forces and business cycles.  The composition of this group is reviewed regularly, and at least annually, and the group is refined to ensure its relevance in light of Century’s position, as well as mergers, acquisitions, growth, etc. among the companies.

    As in 2009, the Committee considered two peer groups when evaluating 2010 compensation for the named executive officers: the “traditional peer group” and the “alternative peer group”.  The traditional peer group includes companies with revenues similar to the Company’s historical revenues prior to the world financial crisis of 2008 and 2009.  The alternative peer group includes companies with revenues closer to those of the Company during and immediately following the world financial crisis. The table below identifies the companies that have been included in both groups during 2010.

Company	Traditional Peer Group	Alternative Peer Group
AK Steel Holdings	Included
Allegheny Technologies	Included
Arch Chemicals	Included	Included
Buckeye Technologies Inc.		Included
Carpenter Technology Corp	Included	Included
Castle (A.M.) & Co.	Included	Included
Cliffs Natural Resources Inc.	Included	Included
Commercial Metals Company	Included
Eagle Materials Inc.		Included
Genesee & Wyoming Inc.		Included
Gibraltar Industries Inc.	Included	Included
Kaiser Aluminum Corp.	Included	Included
Koppers Holdings Inc.		Included
Martin Marietta Materials Inc.	Included	Included
Minerals Technologies Inc.		Included
Reliance Steel & Aluminum Co.	Included
Schnitzer Steel Industries Inc.	Included	Included
Steel Dynamics Inc.	Included
Stillwater Mining Co.		Included
Texas Industries Inc.		Included
The Timken Company	Included
Vulcan Materials Company	Included	Included
Worthington Industries	Included	Included

    In addition to evaluating the total cash compensation (salary and annual incentive awards) and total compensation (salary, annual incentive awards, long-term incentive awards and retirement benefits) of the peer companies, we compare the pay of our executives, including the named executive officers, to the summary results of a survey-based analysis.  This secondary approach is useful because it provides a broader market assessment (i.e., includes more than 30 companies).  It allows us to benchmark more than five executives, and it allows us to tailor our benchmarking based on the roles and responsibilities of our executive officers.  For our additional evaluations, we use compensation for companies participating in Towers Watson’s Executive Compensation Data Bank, a proprietary survey, within the materials and industrials sectors.  Company size generally is accounted for by regression or by limiting the size of the companies considered to under $3 billion in revenue.  The Committee evaluated the traditional and alternative peer data and the survey data independently and as a composite, but there is no algorithm that dictates pay at a precise level in comparison to these various data points.

    Role of the Chief Executive Officer

    As part of its review and determination of Century’s compensation objectives, philosophy, programs and decisions, the Committee works with and receives advice and recommendations from our CEO (other than with respect to his own compensation).  The Committee’s charter formalizes the working relationship with our CEO and includes the following actions to be taken by the CEO:

●	working with the Committee in its decisions regarding the approval of all general compensation plans and policies, including pension, savings, incentive and equity-based plans;
●	reviewing and determining the respective corporate and individual goals and objectives for the other named executive officers relevant to their compensation;
●	providing the Committee an evaluation of the performance of the other named executive officers in light of their respective corporate and individual goals and objectives; and
●	recommending to the Committee the compensation levels of the other named executive officers.

    The Committee considers the recommendations of our CEO, together with the review by our compensation consultant in making independent determinations regarding executive compensation.  For 2010 compensation, the CEO did not recommend his level of compensation to the Committee, although he gave a presentation to the Committee which provided an evaluation of his performance and the Company’s performance.

    Our CEO attends all Committee meetings, other than those portions that are held in executive session and he is not present during deliberations or when voting on matters involving his compensation.  As appropriate, the Committee follows an executive session by reconvening with our CEO present.

    Role of Compensation Committee Consultants

    The Committee uses the services of a compensation consultant.  The Committee has engaged Towers Watson to advise the Committee in connection with designing and implementing the Company’s executive compensation programs, including with respect to compensation philosophy, objectives, annual and long-term plan designs, and market pay levels.  The decision to retain Towers Watson with respect to the foregoing was made in the Committee’s sole discretion.  With the Committee’s prior and ongoing approval, Towers Watson also conducted a limited amount of compensation consulting projects for management in 2010 for which the Company incurred fees of less than $120,000.  The Committee is apprised of any and all projects for which management engages Towers Watson and monitors their status at each meeting as part of its effort to ensure that it receives objective advice from the Committee’s consultant.

Overview of Compensation Elements

    The list below summarizes the general elements and characteristics of our executive compensation programs.  Detailed narratives of these compensation elements are provided in a later section.

●
Base salary: Base salary is determined by our philosophy, the position (skills, duties, responsibilities, etc.), market pay levels and trends, individual performance, prior salary and in recent years, the goal of cash conservation.

●
Annual incentive awards: Variable compensation is payable in cash (or, in the discretion of the Committee shares or stock options) following the fiscal year the pay is earned; payment is based on the Committee’s review of achievement of pre-set operating goals and a portion of the incentive is generally dependent on a subjective review of individual performance and contributions to our overall strategic successes.  The Committee retains the discretion to wholly disregard or modify any or all pre-set operating goals as it deems appropriate.

●
Long-term incentives: Variable compensation based on sustained performance success; historically based on the Committee’s assessment of operating performance and strategic achievements and settled in cash, time-vested performance units and stock options.  The 2010 long-term incentives include the long-term transformational incentive plan that is designed to incentivize management to reduce costs in domestic operations and preserve the Company’s Helguvik smelter development options.  Awards under the long-term transformational incentive plan are settled in cash, or, at the discretion of the Committee, shares of Company stock.

●
Retirement benefits: Tax qualified defined benefit and defined contribution plans apply to salaried employees of our U.S. companies who meet eligibility requirements.  In addition, our nonqualified defined benefit plan provides a select group of participants with benefits above the level permitted under a qualified plan.

Compensation Program Details

Base Salary

    The Committee typically reviews the salaries of our named executive officers annually (in the fourth quarter or early the following year).  In addition, the Committee may review the salaries of our named executive officers in connection with a promotion or other change in responsibility.

    In 2010, the Committee authorized cost of living base salary increases for each of the named executive officers: 2.3% for Mr. Kruger and from 1.3% to 2.4% for the other named executive officers, except for Mr. Leatherberry who received a 16.3% increase in base pay due to his promotion to Executive Vice President, General Counsel and Secretary.  The Committee authorized similar cost of living base salary increases for 2011: 2.9% for Mr. Kruger and from 1.9% to 3.9% for the other named executive officers.  The Committee determined to make such increases based on, among other things, its review of competitive pay practices, the current financial situation of the Company, the recommendation of the CEO with respect to the other executive officers, and in its own judgment.

Annual Incentive Awards

    The annual incentive plan is designed to allow compensation based on short-term (annual) individual performance, preservation of future value and strategic investments and operating results.  Under our annual incentive plan, executives (including the named executive officers) are eligible to receive an award, which has historically been paid in cash, but may be paid, at the discretion of the Committee, in cash, shares or stock options in 2010.

    The Committee received a recommendation from the Company’s Chief Executive Officer that the Company use uniform weighting for all executives participating in the 2010 annual incentive plan to reflect the integrated nature of the Company’s senior leadership team.  In light of this suggestion, the Committee decided that performance measure weighting with regard to all 2010 annual incentive plan goals would be identical for all 2010 annual incentive plan participants.

    The achievement of certain performance metrics described in the table below determines 55% of the award at target in the aggregate.  The Committee reviews and approves the performance metrics and target levels of performance annually.  The Committee set targets that it believes are challenging but reasonably attainable.  Payouts may be above or below target depending on performance above or below the targeted levels based on a straight line interpolation.

Operating Result	Description	Percentage of Aggregate Award if Target Achieved	Targets	Achievement
Conversion cost	The cost of converting alumina into aluminum is a key factor in the profitability of our business. This performance target is intended to incen-tivize management to meet specific conversion cost targets.	37%
We consider the conversion cost targets to be confidential, and disclosure of those targets would cause competitive harm to Century. For example, our competitors may be able to use this data to predict our pricing strategies or our ability to match certain prices.  The Committee set conversion cost targets that it believed to be challenging but reasonably attainable.

				Management exceeded the target for conversion costs in 2010, which resulted in a 38.3% payout for this factor.
Safety
Improving the safety of our workplaces has long been a goal of Century and we have accordingly provided incentives to management for improving our safety statistics.  The 2010 safety target was based on a weighted average (based on total headcount) total recordable case incidence rate at (i) our Grundartangi and Hawesville facilities and (ii) our Helguvik project.

		15% (12% for the Grundartangi/Hawesville target and 3% for the Helguvik target.)
The 2010 safety target was to achieve a weighted average (based on total headcount) total recordable case incidence rate of (i) 2.09 at our Grundartangi and Hawesville facilities and (ii) 1.45 at our Helguvik project.

The total recordable case incidence rate at our Helguvik project was 1.40, which exceeded the target and resulted in a 3.8% payout.  The Grundartangi and Hawesville target was not achieved and management did not receive any payout with respect to that metric.

Restructuring Costs	Curtailing unprofitable production to reduce our operating costs was an important goal with respect to our restructuring efforts in 2010. Accordingly, we set targets to incentivize management to reduce curtailment costs with respect to the curtailment of our Ravenswood operations.	3%	The 2010 Ravenswood cash curtailment cost target was set at $18.9 million (excluding gains and losses on spot alumina sales).	Curtailment costs at Ravenswood in 2010 were $17.1 million, which was better than the target for this factor and resulted in a 5.1% payout.

The Committee’s subjective evaluation of two elements (which elements do not have quantitative targets) determines 45% of the incentive at target:
●	Creation of future value and strategic investments; and
●	Discretionary/Individual: recognize individual contributions to operating, financial, and strategic success.

    This evaluation is intended to be completely discretionary and subjective, but for purposes of illustration, some of the objectives which were reviewed by the Committee included, among other factors, successfully negotiating a new labor contract at our Hawesville facility, attainment of increased operational flexibility in the power contract for our Mt. Holly facility, attainment of certain tax refunds, successfully refinancing our revolving credit facility, and analysis and preservation of certain strategic alternatives, including with respect to our Helguvik operations.

    Following the Committee’s subjective evaluation and based on achievement of certain operating results described above, the Committee set the total payout level for the 2010 annual incentive plan at a payout level of 110% of the targeted annual incentive award opportunity for each of the named executive officers.  Target annual incentive award opportunities for our named executive officers in 2010 were based on a percentage of salary:  Mr. Kruger 85%; Mr. Bless 70%; Mr. Hale 70%; Mr. Leatherberry 70%; and Mr. Schneider 55%.

    For 2010, the Committee adjusted individual bonus payments in its discretion based on individual performance of each of the named executive officers.  Accordingly, under the 2010 annual incentive plan formula, the target bonuses with respect to and actual bonuses paid to our CEO and the other named executive officers for 2010 were as follows:

Name	Target Non-Equity Incentive Compensation pursuant to the 2010 Annual Incentive Plan	Actual Non-Equity Incentive Compensation Paid pursuant to the 2010 Annual Incentive Plan
Logan W. Kruger	$744,000	$818,000
Other Named Executive Officers (aggregate)	$1,044,000	$1,213,000

Long-Term Incentive Awards

The Long-Term Incentive Program (the “LTIP”) is designed to align executive compensation with the interests of stockholders, link compensation to share price appreciation over a multi-year period and support the retention of our management team. We provide two types of LTIP awards: performance-units and time-vested performance shares, each of which were weighted equally under the 2008-2010 LTIP.

Performance units are generally cash-settled awards based on the achievement of strategic objectives, free cash flow goals, and the Company’s total stockholder return in relation to its peer group over a three-year period; however, the Committee retains the discretion to settle these awards in stock.  Time-vested performance share units are stock-settled awards that are granted at the beginning of the performance period.  Under the 2008-2010 LTIP, Mr. Kruger was granted 9,410 time-vested performance share units and the other named executive officers were granted 9,510 -vested performance share units  in the aggregate.  Both the performance units and time-vested performance shares vest, in their entirety, after three years.

    The Committee received a recommendation from the Company’s Chief Executive Officer that the Company use uniform weighting for all executives participating in the 2008-2010 LTIP to reflect the integrated nature of the Company’s senior leadership team.  In light of this suggestion, the Committee decided that performance measure weighting with regard to all 2008-2010 LTIP performance unit goals would be identical for all 2008-2010 LTIP participants.

    The achievement of certain performance metrics described in the table below determines 30% of the award at target in the aggregate.  The Committee reviews and approves the performance metrics and target levels of performance annually.  The Committee set targets that it believes are challenging but reasonably attainable.  Payouts may be above or below target depending on performance above or below the targeted levels based on a straight line interpolation.

Operating Result	Description	Percentage of Aggregate Award if Target Achieved	Targets	Achievement
2008-2010 Free Cash Flow	Free cash flow is an important measure of the Company’s health and liquidity.	20%
We consider the free cash flow targets to be confidential, and disclosure of those targets would cause competitive harm to the Company.  The free cash flow targets are based on aluminum pricing and other business plan assumptions that may allow our competitors to be able to predict our pricing strategies or our ability to match certain prices.  The Committee set free cash flow targets that it be-lieved to be challenging but reasonably at-tainable.
				Performance of this factor was below target for the measurement period, which resulted in a 13% payout for this factor.

Relative Total Stockholder Return Versus Peers (TSR)	This factor is designed to incentivize our management to increase the Company’s share price performance to further align management’s incentives with those of our stockholders.	10%	The 2008-2010 TSR target was to achieve share price performance of at least the 50th percentile of our peer group.	TSR lagged our peer group over this period and accordingly no award was allocated to this factor.

    The Committee’s subjective evaluation of two elements (which elements do not have quantitative targets) determines 70% of the incentive at target:
●	Creation of future value and strategic investments; and
●	Discretionary/Individual: recognize individual contributions to operating, financial, and strategic success.

    This evaluation is intended to be completely discretionary and subjective, but for purposes of illustration, some of the objectives which were reviewed by the Committee included, among other factors, successfully negotiating a new labor contract at our Hawesville facility and analysis and preservation of certain strategic alternatives, including with respect to our Helguvik operations.

    Following the Committee’s subjective evaluation and based on achievement of certain operating results described above, the Committee set the total payout level for the performance units granted under the 2008-2010 LTIP at a payout level of 58.5% of the targeted LTIP performance unit opportunity for each of the named executive officers.  Target LTIP opportunities for our named executive officers for the 2008-2010 LTIP were based on a percentage of salary:  Mr. Kruger 130%; Mr. Bless 75%; Mr. Hale 110%; Mr. Leatherberry 50%; and Mr. Schneider 65%.

    Accordingly, under the 2008-2010 LTIP Plan formula, the target bonuses with respect to and actual bonuses paid to our CEO and the other named executive officers for 2010 were as follows:

Name	Target Performance Unit Compensation pursuant to the 2008 - 2010 LTIP	Actual Performance Unit Compensation pursuant to the 2008 - 2010 LTIP
Logan W. Kruger	$555,750	$325,114
Other Named Executive Officers (aggregate)	$561,250	$328,331

    Long-Term Transformational Incentive Plan

    The 2009-2011 Long-Term Transformational Incentive Plan (the “LTTIP”) was implemented in 2009 in order to align management incentives and rewards more fully with the transformative restructuring changes to the Company’s goals in response to the global economic crisis.  The LTTIP replaced the cash-settled goal-based performance unit portion of the 2009 LTIP.  There was no additional LTTIP grant made in 2010.  The LTTIP has the following attributes and elements and for which each of the named executive officers and select other executive are eligible:

●	A total target award pool of $8 million, comprised of:
▪
A maximum $4 million U.S. Bonus Pool based on the Committee’s assessment of the achievement of certain reduced costs associated with restructuring domestic operations.  Due to the more urgent aspect of these activities, payment opportunities were designed to be frontloaded and were achieved in their entirety in 2009; and

▪
A $4 million Iceland Bonus Pool based on the Committee’s subjective evaluation of the achievement of preservation and enhancement of the Helguvik smelter development options during the transitional period. Payment opportunities with respect to the Iceland Bonus Pool were intended to be spread more evenly over the three year period with slightly higher payments possible in year two;

●	The entire $8 million pool is intended to be paid in cash, but may be paid partially or entirely in shares, options and cash at the Committee’s discretion;
●	The bonus pools will be paid out in three annual installments in 2010, 2011, and 2012; and
●	All named executive officers and select other executives will participate in the LTTIP and did not participate in the cash portion of the 2009-2010 LTIP.

    The 2009-2011 LTTIP awards were made to participants as a percentage of the total bonus pool.  The allocations for CEO and the other named executive officers for 2010 were as follows (the remaining percentages of each bonus pool are allocated to participants who were not named executive officers):

	Targeted U.S. Bonus Pool Payout in 2010	Targeted Iceland Bonus Pool Payout in 2010
Logan W. Kruger	10%	10%
Other Named Executive Officers (aggregate)	22.4%	16.8%

                   *All percentages set forth above are percentages of the 2009-2011 aggregate applicable bonus pool.

    The projected possible payouts under the U.S. Bonus Pool are targeted at 50% in 2009, 40% in 2010 and the remaining 10% in 2011.  For the Iceland Bonus Pool, projected possible payouts are targeted at 30% in 2009, 40% in 2010 and 30% in 2011.

    Total payments are dependent, subject to the discretion of the Committee, on the total size of the bonus pool.  Based on the Company’s achievement’s in 2009, including cost savings at the Company’s Hawesville and Ravenswood smelters and divestment of the Company’s Gramercy St. Ann operations, the Committee determined that the entire U.S. Bonus Pool had been earned.  Accordingly, the U.S. Bonus Pool was paid out at 100% of target in 2010.  However, the Committee retains the right to make changes to the bonus pool, allocations and any other aspect of this plan in the exercise of its sole discretion.

    The Iceland Bonus Pool is targeted at $4 million, subject to adjustment in the discretion of the Committee, based on its subjective review of management’s preservation of the Company’s Helguvik smelter development options in Iceland.  This review is intended to be completely discretionary and subjective, but for purposes of illustration, some of the objectives which may be reviewed by the Committee, none of which are individually weighted, include among other things:

●	Securing power, transmission and other required contractual commitments;
●	Exploration of strategic restructuring and other development opportunities;
●	Safety; and
●	Maintaining engineering and construction activities to preserve the option to develop this project, including reengineering the project into multiple phases.

    In 2010, the Committee determined that a payout of 75% of the targeted 2010 payout amounts for the Icelandic Bonus Pool was warranted.

    For 2010, the Committee adjusted individual LTTIP payments in its discretion based on individual performance of each of the named executive officers.  The targeted and actual bonuses paid to the CEO and the other named executive officers under the LTTIP for 2010 were as follows:

Name	Target 2010 Bonus under U.S. Bonus Pool	Actual 2010 Bonus under U.S. Bonus Pool	Target 2010 Bonus under Iceland Bonus Pool	Actual 2010 Bonus under U.S. Bonus Pool	Total 2010 Bonus under LTTIP
Logan W. Kruger	$400,000	$400,000	$400,000	$300,000	$700,000
Other Named Executive Officers (aggregate)	$896,000	$896,000	$672,000	$479,600	$1,375,600

Stock Options

    Option grants are made on a case-by-case basis to executive officers in connection with hiring awards and to recognize promotions and under other circumstances where deemed appropriate in the Committee’s discretion.  It has been the Committee’s practice to approve all option grants at Committee meetings.  For initial option grants to our executives made in connection with their employment by Century, the Committee approves the options at the time it approves the executive’s overall compensation arrangement and the terms of his or her employment agreement, if any.  Option grants is a high-risk, high return component of the executive total compensation program because stock options deliver value to an executive only if the share price is above the grant price after the date of vesting.  Therefore, the stock options directly align executive officer and stockholder interests.  No Option grants were made to the named executive officers in 2010.

Retirement Benefits

    The Century Aluminum 401(k) Plan is a tax-qualified retirement savings plan pursuant to which our U.S. based salaried employees, including our named executive officers, are able to contribute a percentage, up to the limits prescribed by the Internal Revenue Service, of their annual compensation on a pre-tax basis.  Effective January 1, 2011, the Company reinstituted a matching contribution equal to 100% of eligible employees’ pre-tax contributions to the Plan up to 4% of eligible compensation, and 50% of eligible employees’ pre-tax contributions equal to the next 2% of eligible compensation.  Generally, “eligible compensation” used for purposes of calculating contributions under the Plan is the amount paid to an employee as base salary plus bonuses (excluding certain gifts, awards, severance pay, relocation pay, performance shares and amounts realized from the exercise of certain stock awards) up to $245,000 in 2011.  The Company did not make any matching contributions in 2010.

    We also maintain a non-contributory defined benefit pension plan for our U.S. based salaried employees who meet certain eligibility requirements, which we refer to as our Qualified Plan.  We have also adopted a Supplemental Retirement Income Benefit Plan, or “SERP.”  The SERP provides selected senior executive officers with an additional retirement benefit equal to the amount that would normally be paid under our Qualified Plan if there were no limitations under Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”).  Final average monthly compensation for purposes of calculating the supplemental benefit will be based on the greater of (a) projected final annual compensation, assuming specified annual increases until retirement age, or (b) the average of the highest three years’ annual compensation over the last 10 years of employment.  The SERP is an unfunded Century obligation.  Each named executive officer was eligible to participate in these benefits in 2010.

    On selective occasions we have also provided enhanced retirement benefits, in the form of an “Enhanced SERP”, which is designed to enhance the total retirement income level, when, due to the executive’s age and potential years of service at normal retirement age, benefits under the Qualified Plan and the SERP are projected to be less than a specified percentage of the executive’s estimated final average annual compensation.  In developing the hiring package that induced Mr. Kruger to join Century, we agreed to include him in the Enhanced SERP.  Although certain former Century officers are also the beneficiaries of Enhanced SERPs, Mr. Kruger is the only named executive officer currently participating in the Enhanced SERP.  If Mr. Kruger remains employed by Century for a period of 10 years he will be fully vested in his Enhanced SERP benefit.  When fully vested, Mr. Kruger’s Enhanced SERP benefit will be approximately 50% of his final average annual compensation.

    Benefits triggered by retirement are valued and described below under the caption “Executive Compensation-Pension Benefits Table” and “Executive Compensation-Potential Payments upon Termination or Change of Control.”

Policies & Other Technical Considerations

Stock ownership guidelines

    We maintain stock ownership guidelines for our executives and nonemployee directors.  We adopted them to further underscore our belief that management’s interests should be aligned with those of the stockholders.  In 2010, we reviewed the stock ownership guidelines in light of the current level of our share price.  After a review of policies in effect at other companies, a decision was made to substantially increase the number of shares required to be held until retirement in order to further emphasize a long term focus on stockholder value.

    The revised guidelines for Century’s officers and directors are summarized in the table below.  The guidelines are based on a fixed number of shares, which was finalized after giving consideration to the value of the fixed share guidelines as a percent of pay (salary for executives and cash retainer for nonemployee directors).  The guidelines of peers and, on a broader basis, industry practices were considered in developing this policy.

Category	Share Guideline
Chief Executive Officer	150,000
Executive Vice Presidents	48,000
Senior Vice Presidents	18,000
Vice Presidents	6,000
Nonemployee, independent directors	10,000

    Non-employee, non-independent directors are not subject to these guidelines, although they are urged to follow them.

    Officers and nonemployee directors have five years from the later of the date of hire or the effective date of the guidelines (September 20, 2010) to meet these ownership guidelines.   Officers who are subsequently promoted to a higher category of participant level will have five years from the date of promotion to achieve their increased share guideline.  Each of the named executive officers satisfies the new guidelines, other than Messrs. Kruger and Leatherberry who have until September 20, 2015 to satisfy the guidelines.

Clawback

    We maintain an Incentive Compensation Recoupment Policy.  Under this policy, our Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee after January 1, 2008, cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) our Board or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.

Timing of Equity Awards

    Generally, the Committee makes incentive pay decisions at regularly scheduled Committee and board meetings.  The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees.  The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

Income Tax Consequences

    Section 162(m) of the Code generally disallows a tax deduction by Century for annual compensation in excess of $1 million paid to certain executive officers; however, compensation above $1 million is deductible if such compensation is “performance based” and meets other criteria as specified under Section 162(m) of the Code.

    The Committee agrees with the premise of pay for performance, and it has considered the impact of Section 162(m) on the design of our compensation programs.  But the nature of our business, not the least of which is the impact of metal prices on our results, limits the ability to pre-determine meaningful goals without substantial subsequent discretionary adjustments.  The Committee believes that such discretion is necessary and would not be available as a compensation management tool if incentive payments were to be “performance based” as defined and required under Section 162(m).  Accordingly, it is not the Committee’s goal for all compensation to be deductible by us under Section 162(m).

    The Committee will continue to consider and weigh the potential loss of expense deductions against its need for discretion in designing programs for the named executive officers.  The Committee does not expect the loss of any such deductions to have a significant impact on Century.

Employment Agreements

    Historically it has been our practice to enter into employment agreements with officers at the executive vice president level and above.  The terms of these agreements, including base salary, initial equity grants, minimum guaranteed bonuses, participation in Century benefit plans and other benefits, are approved by the Committee.  The amounts and types of such compensation are negotiated terms with each officer.  When reviewing and negotiating these terms, the Committee is provided with market data by its compensation consultants and considers practices of peer companies and, if applicable, compensation earned and/or forfeited by the officer at a previous employer.

    We have employment agreements with Messrs. Kruger, Hale, Leatherberry and Bless which were not materially amended during 2010.  Certain material provisions of the employment agreements are described below under the caption “Summary Compensation Table – Narrative to Summary Compensation Table and Grant of Plan Based Awards Table – Employment Agreements.”

Post-Termination Compensation and Benefits

Other Post-Termination Benefits

    Selected senior executive officers may also receive benefits triggered by death, disability or termination without cause.  Century has designed these benefits to be competitive with industry standards to attract and retain talented executive and management level personnel.  Benefits triggered by death, disability and termination without cause are valued and described below under the caption “Executive Compensation-Potential Payments upon Termination or Change of Control.”

    It is Century’s policy that accelerated benefits for executive officers should not be triggered in circumstances where the executive is terminated for cause or resigns voluntarily.

Change in Control

    Our policy is to provide change in control protection to our named executive officers based on competitive practice in the industry.  Change in control provisions are contained in various named executive officer employment agreements, long-term compensation agreements, retirement plans and severance protection agreements.  We believe change in control protection is particularly appropriate for executives who are unlikely to be retained in comparable positions by the acquiring entity upon a change in control.  In addition, change in control protections are designed to maximize stockholder value by creating incentives for named executive officers to explore strategic transactions and work to bring such transactions to fruition if appropriate.  Our 1996 Plan and Severance Protection Agreements and employment agreements are each intended to provide for certain employee protections in the event of a change in control.  These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the primary aluminum and minerals sectors.

    Under our 1996 Plan, in the event of a change in control, any options and performance shares outstanding upon the date of such change in control will have their vesting accelerated as of the date of such change in control which is referred to as a “single trigger” provision.  These provisions are also generally included in our employment agreements with certain named executive officers.  We believe these change of control arrangements, the value of which are influenced significantly by the value obtained in a change of control transaction, effectively create incentives for our executive officers to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to participate in future equity awards which comprise a significant component of each executive’s compensation.  We believe it is more appropriate for these awards to accelerate immediately upon a change in control in order to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, especially following a change in control.  .

    Our Severance Protection Agreements are “double trigger,” meaning that payment of severance benefits is not awarded upon a change in control unless the executive’s employment is terminated involuntarily (other than for cause) within 36 months following the transaction.  We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction.  We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive management and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn these payments.

    See “Potential Payments upon Termination or Change of Control—Severance Compensation Arrangements” for additional discussion of the severance compensation agreements of our named executive officers.

Involuntary Severance

    The Compensation Committee established the Executive Severance Plan after recognizing a need for severance arrangements beyond the Company’s Severance Protection Agreement for those executives without an Employment Agreement. The only named executive officer who is a participant in the Executive Severance Plan is Mr. Schneider.  The key terms of the Executive Severance Plan and benefits triggered by a change in control or involuntary severance are valued and described below under the caption “Executive Compensation – Potential Payments upon Termination or Change of Control.”

COMPENSATION COMMITTEE REPORT

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with Century management and based on such review and discussions, the Compensation Committee recommended to Century’s Board of Directors that the Compensation Discussion and Analysis be included in Century’s 2010 Annual Report on Form 10-K and this proxy statement.

Respectfully Submitted,

Peter C. Jones (Chair)	Jarl Berntzen	John C. Fontaine	John P. O'Brien	Jack E. Thompson

2010 Summary Compensation Table

    The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers for services rendered to us in all capacities in 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards (s)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Deferred Compensation ($)(e)		All Other Compensation ($)(f)	Total ($)
Logan W. Kruger President and Chief Executive Officer	2010	$875,000	$—	473,577	$—	$1,843,239	$1,662,337		$2,835	$4,856,988
	2009	$855,000	$—	557,241	$371,187	$1,477,400	$939,982	(g)	$2,985	$4,203,795
	2008	$855,000	$637,000	661,429	$—	$—	$1,296,715	(g)	$14,435	$3,464,579

Wayne R. Hale Executive Vice President & Chief Operating Officer	2010	$482,000	$—	208,750	$—	$868,935	$86,025		$3,355	$1,649,065
	2009	$472,000	$—	307,621	$204,915	$811,000	$71,217		$3,505	$1,870,258
	2008	$472,000	$278,000	309,276	$—	$—	$58,978		$14,332	$1,132,586

Michael A. Bless Executive Vice President & Chief Financial Officer	2010	$432,000	$—	175,426	$—	$841,216	$93,383		$765	$1,542,790
	2009	$422,000	$—	206,279	$137,406	$773,000	$82,875		$915	$1,622,475
	2008	$422,000	$270,000	188,377	$—	$—	$27,513		$915	$908,805

William J. Leatherberry Executive Vice President, Chief Legal Officer, Gebneral Counsel and Secretary	2010	$360,000	$—	146,213	$—	$845,375	$68,613		$1,180	$1,421,381
	2009	$287,500	$—	181,428	$100,937	$653,000	$47,883		$1,220	$1,271,968

Steve Schneider Senior Vice President, Chief Accounting Officer and Controller	2010	$277,000	$—	89,988	$—	$361,299	$158,936		$3,860	$891,083
	2009	$272,000	$—	132,958	$88,564	$334,000	$250,000		$4,010	$1,081,532

(a)			There were no discretionary bonuses paid to the named executive officers in 2010.
(b)
Represents the grant date fair value of stock awards granted to the named executive officer in the respective fiscal year, calculated in accordance with ASC 718 Compensation – Stock Compensation, for awards granted pursuant to the 1996 Plan.

(c)
Represents the grant date fair value of stock options granted to the named executive officer in the respective fiscal year, calculated in accordance with ASC 718 Compensation – Stock Compensation, for awards granted pursuant to the 1996 Plan.

(d)			Represents the fair value of amounts earned by the named executive officer under the 2010 AIP, the 2008-2010 LTIP and 2009-2011 LTTIP. Amount was payable at December 31, 2010 and paid in March 2011.
(e)
Represents the change in the actuarial present value of accumulated retirement benefits using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.  Factors influencing the change include an additional service year and changes in the discount and mortality rate assumptions.

(f)			Includes term life insurance, 401(k) match, Company paid life insurance, housing/relocation and related tax gross-up, as applicable.
(g)			The change in the actuarial present value of accumulated retirement benefits for 2008 and 2009 have been restated to conform with the methods used to calculate the change in the actuarial present value of accumulated retirement benefits in 2010.

GRANTS OF PLAN BASED AWARDS

    The following table sets forth information regarding the estimated future payouts under our 1996 Plan to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target ($) (a)	Maximum ($) (b)	All Other Stock Awards: Number of Shares of Stock (c)	All Other Op- tion Awards: Num-ber of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Award ($) (d)
Logan W. Kruger	March 22, 2010		$437,500	$875,000	32,260			$473,577
Wayne R. Hale	March 22, 2010		$385,623	$771,246	14,220			$208,750
Michael A. Bless	March 22, 2010		$324,042	$648,084	11,950			$175,426
William J. Leatherberry	March 22, 2010		$270,058	$540,116	9,960			$146,213

(a)	Represents the target potential cash payment under the 2010-2012 Long-Term Incentive Plan. Awards will be paid in 2013 after consideration by the Compensation Committee.
(b)	Represents the maximum potential cash payment under the 2010-2012 Long-Term Incentive Plan. Awards will be paid in 2013 after consideration by the Compensation Committee.
(c)	Represents the number of time-vested performance share units granted to the named executive officer under the 2010-2012 Long-Term Incentive Plan and vest December 31, 2012.
(d)	The values represent the grant date fair value of the stock and option awards determined in accordance with ASC 718 Compensation – Stock Compensation.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

    We have employment agreements with Mr. Logan W. Kruger, our President and CEO; Mr. Wayne R. Hale, our EVP and COO; Mr. Michael A. Bless, our EVP and CFO and Mr. William J. Leatherberry, our EVP, General Counsel and Secretary.  The agreements of Messrs. Kruger, Hale and Bless provide for automatic extensions on each January 1 for an additional one-year period unless timely notice of termination is delivered by a party pursuant to the terms of the employment agreement.   Effective January 1, 2011, each of these agreements was so extended to December 31, 2012.  The initial term of Mr. Leatherberry’s employment agreement ends on December 31, 2011, and shall automatically be extended for an additional two year period on January 1, 2012, and on every other anniversary thereafter, for an additional two year term, unless timely notice of termination is delivered by a party pursuant to the terms of the employment agreement.  These agreements provide that Messrs. Kruger’s, Hale’s, Bless’s base salaries shall not be reduced below the executives’ prior year’s base salary and that Messrs. Kruger’s, Hale’s, Bless’s and Leatherberry’s salaries shall be subject to increase from time to time at the discretion of the Compensation Committee.  These agreements also provide that these executive officers are eligible to participate in our incentive compensation plans, subject to the discretion of the Compensation Committee and they are also eligible for stock option grants and performance share awards under the 1996 Plan and participation in the SERP.

Outstanding Equity Awards at Fiscal Year-End

    The following table sets forth information regarding outstanding equity awards for our named executive officers as of December 31, 2010.

2010 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Se-curities Under-lying Unexer-cised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexer-cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (c)
Logan W. Kruger	70,000	—	—	$23.98	Dec. 14, 2015	85,075	(a)	$1,321,215
		74,607		$6.55	May 4, 2019	32,260	(b)	$500,998

Wayne R. Hale	50,000	—	—	$45.14	March 1, 2017	46,965	(a)	$729,366
	—	41,187		$6.55	May 4, 2019	14,220	(b)	$220,837

Michael A. Bless	30,000	—	—	$29.92	Jan. 23, 2016	31,493	(a)	$489,086
	—	27,618		$6.55	May 4, 2019	11,950	(b)	$185,584

William J. Leatherberry	5,000	—		$64.39	Feb. 22, 2018	23,134	(a)	$359,271
	—	20,288		$6.55	May 4, 2019	9,960	(b)	$154,679

Steve Schneider	—	17,801	—	$6.55	May 4, 2019	20,299	(a)	$315,243
						6,130	(b)	$95,199

(a)	Represents the number of time-vested performance share units granted under the 2009-2011 Long-Term Incentive Plan and vested on January 1, 2011.
(b)	Represents the number of time-vested performance share units granted under the 2010-2012 Long-Term Incentive Plan and vest on December 31, 2012.
(c)	Based on the closing market price for share of our common stock of $15.53 on December 31, 2010, the last trading day for the fiscal year ended December 31, 2010.

Option Exercises and Stock Vested

    The following table sets forth information regarding option exercises and vesting of performance shares for our named executive officers as of December 31, 2010.

2010 Option Exercise and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)
Logan W. Kruger	9,410	$146,137
Wayne R. Hale	12,733	$178,161
Michael A. Bless	2,680	$41,620
William J. Leatherberry	10,930	$176,343
Steve Schneider	1,500	$23,295

(a)		Includes shares received pursuant to the Long-Term Incentive Program for the 2008-2010 Performance Program Period by each named executive officer in December 2010.

Post Employment Compensation

Pension Benefits

    As discussed above under the heading “Retirement Benefits,” we maintain both the Qualified Plan and the SERP as retirement plans for our U.S. based salaried employees. The Qualified Plan provides lifetime annual benefits starting at age 62 equal to 12 multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under predecessor plans which we acquired. We determine final average monthly compensation under the qualified plans as the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants’ pension rights vest after a five-year period of service, or earlier if the participant has reached the age of 62. An early retirement benefit (actuarially reduced beginning at age 55) and a disability benefit are also available. The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Code.

    The SERP provides selected senior executives with supplemental benefits in addition to those benefits they are entitled to receive under the Qualified Plan. More information about the SERP can be found under the heading “Retirement Benefits.”

    The following table sets forth the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Qualified Plan and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements.

2010 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($) (a)		Payments During Last Fiscal Year ($)
Logan W. Kruger	Non-Contributory Defined Pension Plan	5.08	$600,014		$—
	Supplemental Retirement Income Benefit Plan (SERP)		$5,619,513	(b)	$—

Wayne R. Hale	Non-Contributory Defined Pension Plan	3.83	$556,043		$—
	Supplemental Retirement Income Benefit Plan (SERP)		$—		$—

Michael A. Bless	Non-Contributory Defined Pension Plan	4.92	$229,264		$—
	Supplemental Retirement Income Benefit Plan (SERP)		$56,548		$—

William J. Leatherberry	Non-Contributory Defined Pension Plan	6.00	$111,715		$—
	Supplemental Retirement Income Benefit Plan (SERP)		$47,003		$—

Steve Schneider	Non-Contributory Defined Pension Plan	9.75	$611,639		$—
	Supplemental Retirement Income Benefit Plan (SERP)		$13,705		$—

(a)					Represents the actuarial present value of accumulated retirement benefits using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.
(b)					Includes Supplemental Retirement Income Benefit Plan and Enhanced Supplemental Retirement Income Benefit Plan.

Potential Payments upon Termination or Change of Control

    The following table sets forth the amount of compensation payable to each of our named executive officers upon termination of such executive’s employment. The amount of compensation payable to each named executive officer following: termination following a change of control, involuntary termination for cause, involuntary termination not-for-cause, death, disability, retirement and voluntary resignation is shown. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives on their termination. The actual amount to be paid can only be determined at the time of such executive’s termination.

2010 Potential Payments upon Termination or Change of Control Tables

	Type of Termination
Name	Voluntary		By Company without Cause or by Officer with Good Reason		By Company with Cause		Retirement		Disability		Death		Following a Change in Control
Logan W. Kruger
Salary	$—		$1,750,000		$—		$—		$1,750,000		$—		$2,625,000
Bonus	$—		$2,963,333		$—		$—		$2,963,333		$1,327,083		$7,189,887	(a)
Qualified Retirement Benefits	$600,014	(b)	$600,014	(b)	$600,014	(b)	$600,014	(b)	$600,014	(b)	$300,007	(d)	$600,014	(b)
SERP	$906,204	(b)	$906,204	(b)	$906,204	(b)	$906,204	(b)	$906,204	(b)	$453,102	(d)	$1,304,241	(i)
SERP with Enhancement	$4,713,309	(b)	$4,713,309	(b)	$4,713,309	(b)	$4,713,309	(b)	$4,713,309	(b)	$2,356,655	(d)	$4,711,426	(i)
Stock Options	$—		$669,971	(e)	$—		$—		$669,971	(e)	$669,971	(e)	$669,971	(e)
Performance Shares	$—		$1,822,213	(f)	$—		$—		$1,822,213	(f)	$1,822,213	(f)	$1,822,213	(f)
Performance Units	$—		$—	(g)	$—		$—		$—	(g)	$—	(g)	$437,500	(h)
LTTIP	$—		$266,667		$—		$—		$266,667		$266,667		$610,582
Excise Tax Gross Up	$—		$—		$—		$—		$—		$—		$6,075,105
Insurance Continuation	$—		$—		$—		$—		$—		$—		$71,889
Total	$6,219,527		$13,691,711		$6,219,527		$6,219,527		$13,691,711		$7,195,698		$26,117,828

Wayne R. Hale
Salary	$—		$964,000		$—		$—		$964,000		$—		$1,446,000
Bonus	$—		$1,320,467		$—		$—		$1,320,467		$594,467		$3,415,014	(a)
SERP	$556,043	(b)	$556,043	(b)	$556,043	(b)	$556,043	(b)	$556,043	(b)	$278,022	(d)	$219,257	(i)
Stock Options	$—		$369,859	(e)	$—		$—		$369,859	(e)	$369,859	(e)	$369,859	(e)
Performance Shares	$—		$950,203	(f)	$—		$—		$950,203	(f)	$950,203	(f)	$950,203	(f)
Performance Units	$—		$—	(g)	$—		$—		$—	(g)	$—	(g)	$192,800	(h)
LTTIP	$—		$141,333		$—		$—		$141,333		$141,333		$314,132
Excise Tax Gross Up	$—		$—		$—		$—		$—		$—		$2,455,181
Insurance Continuation	$—		$—		$—		$—		$—		$—		$73,449
Total	$556,043		$4,301,905		$556,043		$556,043		$4,301,905		$2,333,884		$9,435,895

Michael A. Bless
Salary	$—		$864,000		$—		$—		$864,000		$—		$1,296,000
Bonus	$—		$1,183,680		$—		$—		$1,183,680		$518,400		$3,190,671	(a)
SERP	$285,812	(b)	$285,812	(b)	$285,812	(b)	$285,812	(b)	$285,812	(b)	$142,906	(d)	$198,153	(i)
Stock Options	$—		$248,010	(e)	$—		$—		$248,010	(e)	$248,010	(e)	$248,010	(e)
Performance Shares	$—		$674,670	(f)	$—		$—		$674,670	(f)	$674,670	(f)	$674,670	(f)
Performance Units	$—		$—	(g)	$—		$—		$—	(g)	$—	(g)	$162,000	(h)
LTTIP	$—		$141,333		$—		$—		$141,333		$141,333		$314,132
Excise Tax Gross Up	$—		$—		$—		$—		$—		$—		$2,259,062
Insurance Continuation	$—		$—		$—		$—		$—		$—		$65,679
Total	$285,812		$3,397,505		$285,812		$285,812		$3,397,505		$1,725,319		$8,408,377

2010 Potential Payments upon Termination or Change of Control Tables

	Type of Termination
	Voluntary		By Company without Cause or by Officer with Good Reason		By Company with Cause		Retirement		Disability		Death		Following a Change in Control
William J. Leatherberry
Salary	$—		$900,000		$—		$—		$—		$—		$720,000
Bonus	$—		$630,000		$—		$—		$—		$270,000		$1,925,818	(a)
Qualified Retirement Benefits	$111,715	(b)	$111,715	(b)	$111,715	(b)	$111,715	(b)	$111,715	(b)	$55,858	(d)	$111,715	(b)
SERP	$47,003	(b)	$47,003	(b)	$47,003	(b)	$47,003	(b)	$47,003	(b)	$23,502	(d)	$102,537	(i)
Stock Options	$—		$—		$—		$—		$182,186	(e)	$182,186	(e)	$182,186	(e)
Performance Shares	$—		$—		$—		$—		$513,950	(f)	$513,950	(f)	$513,950	(f)
Performance Units	$—		$—	(g)	$—		$—		$—	(g)	$—	(g)	$135,000	(h)
LTTIP	$—		$141,333		$—		$—		$141,333		$141,333		$314,132
Excise Tax Gross Up	$—		$—		$—		$—		$—		$—		$1,493,255
Insurance Continuation	$—		$55,770		$—		$—		$—		$—		$44,616
Total	$158,718		$1,885,821		$158,718		$158,718		$996,187		$1,186,829		$5,543,209

Steve Schneider
Salary	$—		$277,000		$—		$—		$—			$—		$554,000
Bonus	$—		$390,000		$—		$—		$—			$—	(c)	$975,370	(a)
Qualified Retirement Benefits	$611,639	(b)	$611,639	(b)	$611,639	(b)	$611,639	(b)	$611,639	(b)		$305,820	(d)	$611,639	(b)
SERP	$13,705	(b)	$13,705	(b)	$13,705	(b)	$13,705	(b)	$13,705	(b)		$6,853	(d)	$126,329	(i)
Stock Options	$—		$—		$—		$—		$—		$			$159,853	(e)
Performance Shares	$—		$—		$—		$—		$410,442	(f)		$410,442	(f)	$410,442	(f)
Performance Units	$—		$—	(g)	$—		$—		$—	(g)		$—	(g)	$83,100	(h)
LTTIP	$—		$61,333		$—		$—		$61,333			$61,333		$142,330
Excise Tax Gross Up	$—		$—		$—		$—		$—			$—		$756,410
Insurance Continuation	$—		$—		$—		$—		$—			$—		$49,976
Total	$625,344		$1,353,677		$625,344		$625,344		$1,097,119			$784,448		$3,869,449

(a)	Based on the highest bonus or bonuses (cash and equity) paid in the most recent preceding 5 years.
(b)
Amount shown will not be paid to the named executive as a lump sum.  Rather, the amount represents the actuarial calculated present value of benefits that will be received upon obtaining normal retirement age (62).

(c)	Final award determination will be made by the Committee under the Company’s Annual Incentive Plan.
(d)
Amount shown will not be paid to the named executive as a lump sum.  Rather, the amount represents the actuarial calculated present value of benefits that will be paid to a surviving spouse as an annuity upon the named executive’s death.

(e)
Represents the value of outstanding stock options granted to the named executive officer under the 1996 Stock Incentive Plan.  Value is determined only for options in the money by taking the difference between the strike price and the December 31, 2010 closing stock price.

(f)
Represents the value of the 2009-2011 and 2010-2012 Plan periods.  Time Vested Performance Share Units which will vest immediately due to disability or death.  Value is based on our December 31, 2010 closing stock price.

(g)	Final award determination for the 2010-2012 LTIP Perofrmance Unit program will be made by the Compensation Committee in 2013. Performance units are valued at $1 per unit.
(h)
Represents the value of Performance Units at 100% of target award, under our 2010-2012 LTIP Performance Unit program that will vest immediately under a change in control.  Performance units are valued at $1per unit.

(i)
Represents the amount the named executive will receive as a lump sum payment of the actuarial equivalent of the difference between the retirement benefits the named executive is currently entitled to receive under our SERP and SERP with Enhancement and a “recalculated” retirement benefit that includes additional 24 or 36 months, as applicable, of credited service.  In addition, the named executive is entitled to the remainder of the retirement benefits upon obtaining normal retirement age.  The present value of accrued SERP and SERP with Enhancement benefits as of December 31, 2010 with an additional 24 or 36 months, as applicable, service credit as specified in the named executive officer’s severance protection agreement for each of Messrs. Kruger, Hale, Bless, Leatherberry and Schneider were $11,635,180, 775,300, 483,965, 149,540 and 140,035, respectively.

Severance Compensation Arrangements

    Severance Protection Agreements

    As discussed under the heading “Post-Termination Compensation and Benefits,” we have entered into severance compensation agreements with each of Messrs. Kruger, Hale, Bless, Schneider and Leatherberry. The agreements generally provide that if within 36 months after we experience a change in control the executive’s employment is terminated either (i) by us for other than cause or disability, or (ii) by such executive for good reason, then such executive will receive a lump sum payment equal to three times for Messrs. Kruger, Hale and Bless, and two times for Messrs. Schneider and Leatherberry, the aggregate of the highest base salary and the highest bonus or bonuses (cash and equity) received by such executive in any of the most recent five years. Also, upon a change in control, unvested stock options and performance shares held by such executives will vest assuming that all performance targets were achieved at the 100% level. The agreements also provide that we will continue to provide benefits to each executive for a period of three years for Messrs. Kruger, Hale and Bless and two years for Messrs. Schneider and Leatherberry, after the date of his termination. In addition, the executive will be credited for pension purposes, a period of two to three years, as the case may be, beyond the termination date, at that executive’s highest base salary and highest bonus level, and Century will pay to the executive in a single lump sum the difference between the actuarial equivalent of (a) what the executive would have been entitled to under our retirement plans and (b) what he is entitled to taking into account the terms of the severance protection agreement, assuming the executive is 100% vested in the increased benefit under the retirement plans. The agreements are for a set period of time, but are subject to automatic one-year extensions on each January 1, unless the executive’s employment is terminated prior to a change in control.

    Employment Agreements

    Our employment agreements with Messrs. Kruger, Hale and Bless each provide that upon termination of employment for any reason other than voluntary resignation without cause, death, disability or “for cause”, the terminated executive will be entitled to receive termination payments equal to (i) 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year’s salary plus bonus), (ii) his pro-rated target annual bonus for the period prior to his termination and (iii) an amount equal to his target long-term cash incentive compensation award (assuming achievement at target level of performance goals for the performance period).

    Our employment agreement with Mr. Leatherberry provides that upon termination of employment for any reason other than voluntary resignation without cause, death, disability or “for cause”, Mr. Leatherberry will be entitled to receive (a)  lump sum termination payment equal to 250% of his base salary, (b) 250% of the greater of (i) his target annual bonus on his termination date and (ii) his target annual bonus for the most recently completed fiscal year and (c) the sum of (i) his pro-rated target annual bonus for the period prior to his termination and (ii) his pro-rated target long-term cash incentive compensation award (assuming achievement at target level of performance goals for the performance period) for the period prior to his termination.

    If the executive is terminated as a result of the executive’s disability, the payments due to the executive will be reduced by any payments he receives under our disability plans.  Also, any termination payments under the employment agreements may not be duplicated under the severance protection agreements described above.

    Executive Severance Plan

    Mr. Schneider is a participant in our Executive Severance Plan.  The Executive Severance Plan provides that upon an termination of employment for any reason other than voluntary resignation without cause, death, disability or “for cause”, Mr. Schneider will be entitled to receive termination payments equal to (i) 100% of his base salary, (ii) 100% of the greater of (x) his target annual bonus on his termination date and (y) his target annual bonus for the most recently completed fiscal year and (iii) his pro-rated target annual bonus for the period prior to his termination.  Because Mr. Schneider has an effective Severance Protection Agreement, Mr. Schneider will not receive any payments under the Executive Severance Plan so long as his Severance Protection Agreement is in place.

    409A and other tax considerations

    Any amounts payable to each officer by reason of his termination of employment that are determined to constitute payments of “nonqualified deferred compensation,” as that term is used for purposed of 409A, shall be payable, together with interest thereon, on the first business day of the seventh month following his termination of employment; and, for our officers that have employment agreements, require that the executive receive any severance at the same time and in the same form as required under the executive’s employment agreement in lieu of single lump sum severance payments under certain circumstances and added a covenant on the part of the executive to maintain the confidentiality of information the executive received in the course of his employment.

    The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual’s annualized includible compensation for the base period, as defined in the Code. The severance compensation agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the payments and benefits provided in the agreements. All benefits afforded the named executive officers under the severance compensation agreements are included in the amounts set forth in the “Potential Payments upon Termination or Change of Control” table above.

PROPOSAL NO. 4:  ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

    The Dodd-Frank Act also enables our stockholders to vote an advisory (non-binding) basis on how frequently our stockholders vote on a “say on pay” vote such as Proposal No. 3.  Although the vote is advisory and is not binding on the Company, the Compensation Committees will take into account the outcome of the vote when considering how frequently to hold “say-on-pay” votes. We refer to this non-binding advisory vote as the “say-on-frequency” vote. You may choose from the following alternatives: every year, every two years, every three years or you may abstain.

    The Board of Directors recommends that the stockholders vote in favor of holding a non-binding advisory vote annually to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

    We have a written policy and written procedures for the review, approval and monitoring of transactions involving Century or its subsidiaries and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees and their immediate family members, and stockholders owning five percent or greater of our outstanding stock and their family members. Certain transactions are to be approved by the independent directors acting as a separate body. A copy of our Related Person Transaction Policy is available in the Investor section of our website, www.centuryaluminum.com, under the tab “Corporate Governance.”

    Our Related Person Transaction Policy is administered by the Audit Committee and applies to all related person transactions entered into after its adoption. This policy applies, subject to certain specific exclusions, to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which Century or any of its subsidiaries was or is to be a participant and where any related person had or will have a direct or indirect interest. Transactions involving less than $50,000 are not subject to review and approval under the policy. In addition, the policy defines certain ordinary course transactions with Glencore that are not material and not subject to review and approval under the policy, although those transactions are otherwise reviewed and approved by our Audit Committee. Pursuant to the policy, the Audit Committee is responsible for reviewing qualifying related person transactions. However, all transactions with Glencore for new long-term supply agreements are subject to review under the policy and any other transaction the Audit Committee Chair determines is material is reviewed by the independent directors, acting as a separate body of our Board of Directors. Based on its consideration of all relevant facts and circumstances, whether the transaction is on terms that are fair and reasonable to Century and whether the transaction is in the business interests of Century, the Audit Committee or independent directors, as the case may be, will decide whether or not to approve or ratify such transaction. If a related person transaction is submitted to the Audit Committee after the commencement of the transaction, the Audit Committee or independent directors, as the case may be, will evaluate all options available, including the ratification, rescission or termination of such transaction.

Recent Related Party Transactions with Glencore

    Approval of Transactions with Glencore

    All transactions with Glencore, subject to our approval policy described above, were approved by the Audit Committee or by a special committee comprised solely of independent directors.

    Hedging with Glencore

We have entered into primary aluminum put option contracts with Glencore that settle monthly based on LME prices.  The option contract volumes account for a portion our domestic production, with a strike price around our domestic facilities’ average cash basis break-even price.  These options were purchased to partially mitigate the risk of a future decline in aluminum prices.  We paid a cash premium to enter into these contracts which we believe approximated the market price at the time of purchase.  We determine the fair value of the put options using a Black Scholes pricing model with inputs obtained from an independent source and account for the put options as derivative financial instruments with gains and losses in the fair value of the contracts recorded on the consolidated statements of operations in net losses on forward contracts.  As of April 1, 2011, we have outstanding put option with Glencore with respect to an aggregate of 52,650 metric tons of primary aluminum.

    Purchases from Glencore

    We purchased alumina from Glencore on both a spot and long-term contract basis. We believe that all of the alumina purchased under these long-term contracts was purchased at prices which approximated market. For alumina purchased from Glencore on a spot basis, we determined the market price for the spot alumina we purchased based on a survey of suppliers at the time that had the ability to deliver spot alumina on the specified terms.  Based on this survey, we believe that all of the alumina purchased on a spot basis from Glencore was purchased at prices that approximate market.

    Alumina contract and amendments.  We signed a long-term agreement to buy alumina from Glencore in April 2008.  Glencore agreed to supply us with 290,000 metric tons of alumina in 2010, 365,000 metric tons in 2011, 450,000 metric tons in 2012, 450,000 metric tons in 2013, and 730,000 metric tons in 2014. The alumina price will be indexed to the LME price of primary aluminum.

    On April 21, 2009, Glencore agreed to amend two alumina purchase agreements, dated April 14, 2008 and April 26, 2006, respectively (collectively, the “Amendments”).  The Amendments reduced the amount of alumina Glencore supplied to Century from 330,000 metric tons to 110,368 metric tons in 2009 and from 290,000 metric tons to 229,632 metric tons in 2010, for an overall alumina supply reduction of 280,000 metric tons.

    In June 2010, we signed an agreement to buy alumina from Glencore for Grundartangi.  Glencore agreed to supply us with 18,000 metric tons of alumina in 2010 at a fixed price.  Based on a survey of suppliers at the time that had the ability to deliver spot alumina on the specified terms, we believe that the alumina purchased from Glencore under this contract was purchased at prices that approximate market.

    Sales to Glencore

    We sold primary aluminum and alumina to Glencore both at spot and long-term contract basis.  See Note 20 Business Segments for additional information about the percentage of sales of primary aluminum to Glencore.

    We sold primary aluminum under our long-term sales contracts with Glencore at prices based on the LME price for primary aluminum, as adjusted to reflect the Midwest Premium (a premium typically added for deliveries of aluminum within the U.S.). In addition, we received tolling fees from Glencore under tolling contracts that provide for delivery of primary aluminum produced at Grundartangi. The fee paid by Glencore under these tolling contracts is based on the LME price for primary aluminum, as adjusted to reflect the reduced European Union import duty paid on Icelandic primary aluminum. We believe that all of the transactions with Glencore under these contracts were at prices that approximate market.

    We have a long-term contract to sell Glencore 20,400 mtpy of primary aluminum, at a variable price based on the LME, adjusted by a negotiated U.S. Midwest market premium with a cap and floor as applied to the current U.S. Midwest Premium.  In addition, we entered into a one-year contract through December 31, 2011 to sell Glencore all U.S. produced primary aluminum, less existing sales agreements and high-purity metal sales.  The term of the contract may be extended upon mutual agreement.  In addition, we have a contract through December 31, 2011 to sell Glencore approximately 7,800 metric tons of primary aluminum produced at Grundartangi outside of our existing tolling contracts.

    Other Transactions with Glencore

    We are party to two alumina tolling agreements with Glencore, for 90,000 and 40,000 metric tons of capacity per year, respectively, at Grundartangi, which run through 2016 and 2014, respectively.  The fee paid by Glencore under these tolling contracts is based on the LME price for primary aluminum, as adjusted to reflect the reduced European Union import duty paid on Icelandic primary aluminum.  Mr. Willy R. Strothotte, a director, is Chairman of the Board of Directors of Glencore and served as its Chief Executive Officer from 1993 through 2001.  Mr. Daniel Goldberg, a director, who succeeded Mr. Glasenberg as a director of the Board on January 31, 2011, is the Asset and Investment Manager of the Aluminum and Alumina Department of Glencore.  Messrs. Blumgart and Kalmin, director nominees, are the Co-Director of Aluminum and Alumina Department of Glencore and the Chief Financial Officer of Glencore, respectively.

    As of March 31, 2011, we believe that Glencore beneficially owned, through its common stock, approximately 39.1% of our issued and outstanding common stock and, through its ownership of common and preferred stock, an overall 44.0% economic ownership of Century.

    Summary

    A summary of the aforementioned related party transactions for the three months ended March 31, 2011 and the year ended December 31, 2010 is as follows:

	Three months ended March 31, 2011	Year ended December 31, 2010
Net sales to Glencore	$138,024	$413,408
Cash premium to Glencore for put option contracts	$2,106	$6,341
Purchases from Glencore	$52,000	$106,381

Certain Business Relationships

    During 2010, we retained the law firm of Jones Day to provide legal services.  Ms. Manning’s spouse is a partner of the Jones Day firm and managing partner of one of its U.S. offices.  In 2010, we paid $2,836,034 in fees to the Jones Day firm for this work.   We believe that all services were provided by the Jones Day firm at market rates and terms and on an arms-length basis.

OTHER MATTERS
    As of the date of this proxy statement, the Board of Directors does not know of any other matters which may come before the Annual Meeting, nor have we received notice of any matter by the deadline prescribed by Rule 14a-4 under the Exchange Act. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters. All expenses in connection with the solicitation of proxies will be borne by us. In addition to this solicitation, officers, directors and regular employees of Century, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $4,000 plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

    Stockholder proposals for inclusion in the proxy materials for the Annual Meeting in 2012 should be addressed to our Corporate Secretary, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940, and must be received no later than December 27, 2011.  In addition, our restated by-laws currently require that for business to be properly brought before an Annual Meeting by a stockholder, regardless of whether included in our proxy statement, the stockholder must give written notice of his or her intention to propose such business to our Corporate Secretary, which notice must be delivered to, or mailed and received at, our principal executive offices no later than the close of business on the sixtieth (60) day prior to the first anniversary of our prior year’s Annual Meeting (which cut-off date will be April 8, 2012 in the case of the 2012 Annual Meeting). Such notice must set forth as to each matter the stockholder proposes to bring before the Annual Meeting the information required by our restated by-laws, which includes, among other things: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder (including any derivatives, short interests or other similar instruments held by the stockholder), (iv) any material interest of the stockholder in such proposal or any arrangements entered into with third parties with respect to such proposal and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies. The restated by-laws further provide that the chairman of the Annual Meeting may refuse to permit any business to be brought before an Annual Meeting that does not comply with the foregoing procedures.  Any stockholder seeking to bring business at an Annual Meeting should carefully review our restated bylaws and comply with all rules and procedures included therein.

By Order of the Board of Directors,

William J. Leatherberry
Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Monterey, California
April 25, 2011

We will provide without charge to each person solicited hereby, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission (without exhibits).  Requests should be made to Office of the General Counsel, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on June 7, 2011

CENTURY ALUMINUM COMPANY

                                      Meeting Information

   Meeting Type:   Annual Meeting
   For holders as of:  April 11, 2011
   Date:  June 7, 2011    Time:  8:30 a.m., Pacific Daylight Time

   Location:    Hyatt Regency Monterey Hotel
     One Old Golf Course Road
     Monterey, California

CENTURY ALUMINUM COMPANY 2511 GARDEN ROAD BUILDING A, SUITE 200 MONTEREY, CA 93940

You are receiving this communication because you held shares in
Century Aluminum Company common stock on April 11, 2011.

This is not a ballot. You cannot use this notice to vote these shares.  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or request a paper copy (see reverse side for additional information).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

--------- Before You Vote ---------
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
1. Notice and Proxy Statement 2. Form 10-K 3. Annual Report
How to View Online:
Have the information that is printed in the box marked by the arrow è			XXXX XXXX XXXX	(located on
the following page) and visit: www.proxyvote.com

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one.  There is NO charge for requesting a copy.  Please choose one of the following methods to make your request:

www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
*	If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked
	by the arrow è	XXXX XXXX XXXX	(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.
Please make the request as instructed above on or before May 24, 2011 to facilitate timely delivery.

 -------- How To Vote --------
Please Choose One of the Following Voting Methods

Vote In Person:  If you are the stockholder of record, you may vote by attending the Annual Meeting on Tuesday, June 7, 2011 at 8:30 a.m. Pacific Daylight Time, at the Hyatt Regency Monterey Hotel, One Old Golf Course Road, Monterey, California.  If you plan to attend the meeting you will need an admission ticket.  To obtain an admission ticket, please write to:  Century Aluminum Company, 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940, Attention:  Admission Ticket or email admissionticket@centuryca.com.  If you are a stockholder of record, please include with your request a copy of your Notice that has been sent to you.  If your shares are held in “street name,” please include with your request a copy of a legal proxy from your bank, broker or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.  Please contact your bank or broker for information on obtaining a legal proxy if your shares are held in “street name.”

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the
arrow è	XXXX XXXX XXXX	available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING:
1.	To elect three Class III directors, each for a term of three years to our Board of Directors;
Nominees:
Class III Directors:
	1a.)	Steven Blumgart
	1b.)	Steven Kalmin
	1c.)	Terence Wilkinson

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 2 AND 3:			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐
3.	To approve, on an advisory basis, a resolution on executive compensation .		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR 1 YEAR FOR ITEM 4:			1 Year	2 Years	3 Years
4.	To vote, on an advisory basis on the frequency of future vote on executive compensation.		☐	☐	☐

	NOTE:	By execution of this Proxy Card, the undersigned hereby authorizes the proxies to vote, in their discretion, on any other business that may properly be brought before the meeting and any adjournment thereof.

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

CENTURY ALUMINUM COMPANY c/o Proxy Services P.O. Box 9141 Farmingdale, NY 11735

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CENTURY ALUMINUM COMPANY
THE BOARD RECOMMENDS YOU VOTE FOR THE FOLLOWING:
1.	To elect three Class III directors, each for a term of three years, to our Board of Directors;		For All	Withhold All	For All Except	To witholde authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
	Nominees		☐	☐	☐
Class III Directors:
	1a.	Steven Blumgart
	1b.	Steven Kalmin
	1c.	Tenrence Wilkinson
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 2 AND 3:			For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 1 YEAR ON THE FOLLOWING PROPOSAL:		1 Year	2 Years	3 Years	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐	4.	To vote, on an advisory basis, the frequency of future votes on executive compensation	☐	☐	☐	☐
3.	To approve, on an advisory basis, a resolution on executive compensation.		☐	☐	☐	NOTE:	By execution of this Proxy Card, the undersigned hereby authorizes the proxies to vote, in their discretion, on any other business that may properly be brought before the meeting or any adjournment thereof.

	For address change/comments, mark here. (see reverse for instructions)		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS OF CENTURY ALUMINUM COMPANY June 7, 2011

The stockholders hereby appoint William J. Leatherberry and Jesse E. Gary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Century Aluminum Company that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., local time on Tuesday, June 7, 2011, at the Hyatt Regency Monterey Hotel, One Golf Course Road, Monterey, California, and any adjournments or postponements thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.  IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND 1 YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:  ______________________________________________________________________________________
_______________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)
Continued and to be signed on reverse side